UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

FALCONSTOR SOFTWARE, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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FALCONSTOR SOFTWARE, INC.

April 14, 2014

To Our Stockholders:

We invite you to attend our annual stockholders’ meeting on Wednesday, May 28, 2014 at our worldwide headquarters located at 2 Huntington Quadrangle, Suite 2S01, Melville, New York, at 9:00 a.m.

We are pleased to furnish proxy materials to stockholders primarily over the Internet. This process expedites stockholders’ receipt of proxy materials, while significantly lowering the costs of our annual meeting and conserving natural resources. On April 14, 2014, we mailed our stockholders a notice containing instructions on how to access our 2014 Proxy Statement and 2013 Annual Report and vote online. The notice also included instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card. If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the proxy statement and the annual report on the Internet, both of which are available at www.proxy.falconstor.com.

This booklet includes a formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how our Board of Directors operates and gives personal information about our director nominees.

Only stockholders of record at the close of business on April 4, 2014 will be entitled to vote at the annual meeting. Even if you only own a few shares, we want your shares to be represented at the annual meeting. We urge you to complete, sign, date, and return your proxy card promptly in the enclosed envelope.

Sincerely yours,

Gary Quinn President & Chief Executive Officer	Eli Oxenhorn Chairman of the Board of Directors

FALCONSTOR SOFTWARE, INC.

2 Huntington Quadrangle
Melville, NY 11747
_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 28, 2014
________________
To Our Stockholders:

The 2014 Annual Meeting of Stockholders (“Annual Meeting”) of FalconStor Software, Inc. (the “Company”), a Delaware corporation, will be held at the Company’s headquarters at 2 Huntington Quadrangle, Suite 2S01, Melville, New York, commencing at 9:00 a.m. (EDT) on Wednesday, May 28, 2014, to consider and to vote on the following matters described in this notice and the accompanying Proxy Statement:

1)	To elect two directors to the Company’s Board of Directors to three-year terms and until the directors’ successors are elected and qualified;

2)
To approve the following non-binding advisory approval:  Resolved, that the stockholders approve the compensation of the Company’s named executive officers, as described in the Compensation Disclosure and Analysis, executive compensation tables and accompanying narrative discussion in the Proxy Statement;

3)	To approve the potential issuance of more than 19.99% of the Company’s issued and outstanding common stock;

4)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014; and

5)	Any other matters that properly come before the meeting.

At the Annual Meeting, the Company intends to nominate Steven R. Fischer and Eli Oxenhorn for election to the Board of Directors. Mr. Fischer and Mr. Oxenhorn are currently members of the Company’s Board of Directors. For more information concerning the nominees, please see the Proxy Statement.

The Board of Directors has fixed the close of business on April 4, 2014 as the record date for determination of stockholders entitled to vote at the Annual Meeting or any adjournment thereof, and only record holders of common stock at the close of business on that day, and holders of our Series A convertible preferred stock, will be entitled to vote. At the record date, 48,031,737 shares of common stock were outstanding and the Series A Convertible Preferred Stock could vote an additional 7,317,073 shares.  Each share of the Series A Convertible Preferred Stock is entitled to a number of votes per share equal to the number of shares of common stock issuable upon conversion of a share Series A Convertible Preferred Stock, based on an assumed conversion price of $1.23 per share.

To assure representation at the Annual Meeting, stockholders are urged to return a proxy as promptly as possible.  You may return the proxy by signing, dating and returning the enclosed proxy card in the enclosed postage-prepaid envelope, or online at www.proxyvote.com, or by telephone.   If returning your proxy by online vote or telephone, please follow the instructions on the Voting Information Form.  Any stockholder attending the Annual Meeting may vote in person even if he or she previously returned a proxy.

If you plan to attend the Annual Meeting in person, we would appreciate your response by indicating so when returning the proxy.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 28, 2014.  The proxy statement and the annual report to security holders are available at http://proxy.falconstor.com.

By Order of the Board of Directors,

Seth R. Horowitz Secretary

Melville, NY
April 14, 2014

FALCONSTOR SOFTWARE, INC.
2 Huntington Quadrangle
Melville, New York 11747
_________________

2014 PROXY STATEMENT

GENERAL INFORMATION

This proxy statement contains information related to the Annual Meeting of stockholders (“Annual Meeting”) of FalconStor Software, Inc. (the “Company”), to be held on Wednesday, May 28, 2014 beginning at 9:00 a.m. (EDT), at the Company’s headquarters at 2 Huntington Quadrangle, Suite 2S01, Melville, New York, and at any postponements or adjournments thereof.

ABOUT THE MEETING

What is the Purpose of the Annual Meeting

At the Company’s Annual Meeting, stockholders will hear an update on the Company’s operations, have a chance to meet some of its directors and executives and will act on the following matters:

1)	To elect two directors to the Company’s Board of Directors to three-year terms and until the directors’ successors are elected and qualified;

2)
To approve the following non-binding advisory approval:  Resolved, that the stockholders approve the compensation of the Company’s named executive officers, as described in the Compensation Disclosure and Analysis, executive compensation tables and accompanying narrative discussion in the Proxy Statement;

3)	To approve the potential issuance of more than 19.99% of the Company’s issued and outstanding common stock;

4)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014; and

5)	Any other matters that properly come before the meeting.

Who May Vote; Provision of Materials

Stockholders of FalconStor Software, Inc., as recorded in our stock register on April 4, 2014 (the “Record Date”), may vote at the meeting. We have only one class of voting shares. The holder of our Series A Convertible Preferred Stock vote along with this class. All shares in this class have equal voting rights of one vote per share. As of this date, we had 48,031,737 shares of common stock eligible to vote and the Series A Convertible Preferred Stock could vote an additional 7,317,073 shares.  Each share of the Series A Convertible Preferred Stock is entitled to a number of votes per share equal to the number of shares of common stock issuable upon conversion of a share Series A Convertible Preferred Stock, based on an assumed conversion price of $1.23 per share.

We are pleased to furnish proxy materials to stockholders primarily over the Internet. This process expedites stockholders’ receipt of proxy materials, while significantly lowering the costs of our Annual Meeting and conserving natural resources. On April 14, 2014, we mailed our stockholders a notice containing instructions on how to access our 2014 Proxy Statement and 2013 Annual Report and vote online. The notice also included instructions on how you can receive a paper copy of your Annual Meeting materials, including the notice of Annual Meeting, proxy statement, and proxy card. If you received your Annual Meeting materials by mail, the notice of Annual Meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your Annual Meeting materials via e-mail, the e-mail contained voting instructions and links to the proxy statement and the annual report on the Internet, both of which are available at www.proxy.falconstor.com.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.  To vote by proxy, you can mail the enclosed card, you can call the phone number on the Voting Instruction Form you received, or you can vote at www.proxyvote.com.  If voting by phone or by the internet, have your Voting Instruction Form in hand and follow the instructions.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for or against the proposals or abstain from voting.

Proxies submitted will be voted by the individuals named on the proxy card in the manner you indicate. If you give us your proxy but do not specify how you want your shares voted, they will be voted in accordance with the Board of Directors recommendations, i.e., in favor of our director nominees, in favor of the non-binding advisory proposal, for approval of the potential issuance of more than 19.99% of the Company’s common stock, and in favor of the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

You may receive more than one proxy or voting card depending on how you hold your shares. If you hold shares through someone else, such as a stockbroker, you may get materials from them asking how you want to vote. The latest proxy card we receive from you will determine how we will vote your shares.

Revoking a Proxy

There are three ways to revoke your proxy. First, you may submit a new proxy with a later date up until the existing proxy is voted.  Second, you may vote in person at the meeting. Last, you may notify our Chief Financial Officer in writing at 2 Huntington Quadrangle, Suite 2S01, Melville, New York 11747.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares that we own are not voted and do not count for this purpose.

Votes Needed

The director nominees receiving a plurality of the votes cast during the meeting will be elected to fill the seats of our directors. For the other proposal to be approved, we require the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Votes that are withheld from voting on a proposal will be excluded entirely and will have no effect in determining the quorum or the plurality or the majority of votes cast. Abstentions count for quorum purposes only and not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have the authority to vote on a particular proposal. Brokers that do not receive instructions are not entitled to vote on the election of the directors, the non-binding advisory proposal, or the approval of the issuance of more than 19.99% of our common stock. Brokers are entitled to vote on the ratification of the auditors.

Attending in Person

Only stockholders, their proxy holders, and our invited guests may attend the meeting. For security purposes, all persons attending the meeting must bring identification with photo. If you wish to attend the meeting in person but you hold your shares through someone else, such as a stockbroker, you must bring proof of your ownership to the meeting. For example, you could bring an account statement showing that you owned FalconStor Software, Inc., shares as of April 4, 2014 as acceptable proof of ownership.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning ownership of the Common Stock of FalconStor Software, Inc., outstanding at April 4, 2014, by (i) each person known by the Company to be the beneficial owner of more than five percent of its Common Stock, (ii) each director and nominee for director, (iii) each of the Named Executive Officers identified in the summary compensation table, and (iv) all directors, nominees for director and Named Executive Officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percentage of Class (2)

The Estate of ReiJane Huai (3)	9,187,404	19.1%
3 Carlisle Drive
Old Brookville, NY 11545

Martin Hale (4)	7,317,073	15.2%

Barry Rubenstein (5)	2,735,538	5.7%
68 Wheatley Road
Brookville, NY 11545

Marilyn Rubenstein (6)	2,735,538	5.7%
c/o Barry Rubenstein
68 Wheatley Road
Brookville, NY 11545

Nantahala Capital Management, LLC (7)	2,511,339	5.2%

Irwin Lieber (8)	1,890,117	3.9%
80 Cuttermill Road Suite 311
Great Neck, NY 11021

Eli Oxenhorn (9)	1,176,000	2.4%
56 The Intervale
Roslyn Estates, NY 11576

Alan W. Kaufman (10)	155,000	*

Steven R. Fischer (11)	145,000	*

Gary Quinn (12)	1,415,250	2.9%

Seth Horowitz (13)	494,300	1.0%

Louis J. Petrucelly (14)	490,350	1.0%

All Directors, Nominees for Director
and Executive Officers as a Group (15)
(9 persons)	15,818,628	31.3%

*Less than one percent

(1)
A person is deemed to be the beneficial owner of voting securities over which the person has voting power or that can be acquired by such person within 60 days after the record date upon the exercise of options, warrants or convertible securities, or upon the lapse or the removal of all restrictions on shares of restricted stock. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days from the date hereof) have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)	Based upon shares of common stock outstanding at the Record Date, April 4, 2014, of 48,031,737.

(3)
Such information is to the best of the Company’s knowledge and is based upon information contained in Forms 4 filed by Mr. Huai prior to his death in September, 2011, and certain other information. Consists of (i) 9,146,404 shares of common stock held by Mr. Huai and (ii) 41,000 shares of common stock held by The 2002 ReiJane Huai Revocable Trust, of which Mr. Huai was a trustee. Mr. Huai disclaimed beneficial ownership of the securities held by The 2002 ReiJane Huai Revocable Trust, except to the extent of his equity interest therein.

(4)
Based on information contained in a report on Schedule 13D filed by Mr. Hale, Hale Fund Management, LLC (“Fund Management”), Hale Capital Management, LP (“Capital Management”), Hale Capital Partners, LP (“Hale Capital”), and HCP-FVA, LLC (“HCP-FVA”). Consists of 900,000 shares of Series A convertible preferred stock held by HCP-FVA, which equates to 7,317,073 shares of common stock on an as-converted voting basis, held by HCP-FVA.  If Proposal No. 3 found in this Proxy Statement is approved by the Company’s stockholders, the 900,000 shares of Series A convertible preferred stock will equate to 8,781,516 shares of common stock on an as-converted basis.  Each of Mr. Hale, Fund Management, Capital Management and Hale Capital disclaims beneficial ownership of such shares of common stock except to the extent of his or its pecuniary interest.  Mr. Hale has served as a Director of the Company since September 16, 2013.  The address of Mr. Hale, Fund Management, Capital Management, Hale Capital and HCP-FVA is 17 State Street, Suite 3230, New York, New York 10004

(5)
Based upon information contained in Forms 4 and a report on Schedule 13D (the “Woodland 13D”), as amended, filed jointly by Barry Rubenstein, Marilyn Rubenstein, Brookwood Partners, L.P. (“Brookwood”), Seneca Ventures (“Seneca”), Woodland Partners (“Woodland Partners”), Woodland Venture Fund (“Woodland Fund”), and Woodland Services Corp. (“Woodland Services”) with the Securities and Exchange Commission (“SEC”), as well as certain other information.  Consists of (i) 715,900 shares of common stock held by Mr. Rubenstein, (ii) 187,900 shares of common stock held by Brookwood, (iii) 131,323 shares of common stock held by Seneca, (iv) 957,257 shares of common stock held by Woodland Partners, (v) 436,800 shares of common stock held by Woodland Venture, (vi) 100,000 shares of common stock held by the Barry Rubenstein Rollover IRA account, (vii) 35,000 shares of common stock held by the Barry Rubenstein IRA account, (viii) 100,000 shares of common stock held in a joint account by Barry Rubenstein and Marilyn Rubenstein, Mr. Rubenstein’s spouse, (ix) 20,100 shares of restricted stock, (x) 50,000 shares of Common Stock held by Barry Rubenstein issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of April 4, 2014, and (xi) 1,258 shares of common stock held by Marilyn Rubenstein. Mr. Rubenstein disclaims beneficial ownership of the securities held by Brookwood, Seneca, Woodland Partners, Woodland Fund, Woodland Services, and Mr. Rubenstein’s spouse, Marilyn Rubenstein, except to the extent of his respective equity interest therein.

(6)
Based upon information contained in the Woodland 13D and certain other information.  Consists of (i) 1,258 shares of common stock held by Mrs. Rubenstein, (ii) 187,900 shares of common stock held by Brookwood, (iii) 131,323 shares of common stock held by Seneca, (iv) 957,257 shares of common stock held by Woodland Partners, (v) 436,800 shares of common stock held by Woodland Venture, (vi) 100,000 shares of common stock held in a joint account by Marilyn Rubenstein and Barry Rubenstein, Mrs. Rubenstein’s spouse, (vii) 100,000 shares of common stock held by the Barry Rubenstein Rollover IRA account, (viii) 35,000 shares of common stock held by the Barry Rubenstein IRA account, (ix) 715,900 shares of common stock held by Barry Rubenstein, (x) 20,100 shares of restricted stock held by Barry Rubenstein, and (xi) 50,000 shares of Common Stock held by Barry Rubenstein issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of April 4, 2014. Mrs. Rubenstein disclaims beneficial ownership of the securities held by Brookwood, Seneca, Woodland Partners, Woodland Fund, Woodland Services, and Mrs. Rubenstein’s spouse, Barry Rubenstein, except to the extent of her respective equity interest therein.

(7)
Based on information contained in a report on Schedule 13G filed by Nantahala Capital Management, LLC on February 14, 2014.  The address of Nantahala Capital Management, LLC is 19 Old Kings Highway South, Suite 200, Darien, CT 06820.

(8)
Based on information contained in Forms 3, 4 and 5 filed by Mr. Lieber and certain other information. Consists of (i) 1,653,017 shares of common stock held by Mr. Lieber, (ii) 3,000 shares of common stock held in a joint account by Madeline Lieber and Irwin Lieber, Mr. Lieber’s spouse, (iii) 164,000 shares of common stock held by Buckland Focus Fund (“Buckland”) which Mr. Lieber is a General Partner, (iv) 20,100 shares of restricted stock, and (v) 50,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of April 4, 2014. Mr. Lieber disclaims beneficial ownership of the securities held by Buckland, except to the extent of his respective equity interests therein.

(9)
Based on information contained in Forms 3 and 4 filed by Mr. Oxenhorn and certain other information. Consists of (i) 1,015,900 shares of common stock held by Mr. Oxenhorn, (ii) 90,000 shares of Common Stock held by the Eli Oxenhorn Family Limited Partnership (the “EOFLP”), (iii) 20,100 shares of restricted stock, and (iv) 50,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of April 4, 2014. Mr. Oxenhorn disclaims beneficial ownership of the securities held by the EOFLP, except to the extent of his respective equity interests therein.

(10)
Based on information contained in Forms 4 filed by Mr. Kaufman and certain other information. Consists of (i) 44,900 shares of common stock held by Mr. Kaufman, (ii) 20,100 shares of restricted stock and (iii) 90,000 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of April 4, 2014.

(11)
Based on information contained in Forms 4 filed by Mr. Fischer and certain other information.  Consists of (i) 44,900 shares of common stock held by Mr. Fisher, (ii) 20,100 shares of restricted stock and (iii) 80,000 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of April 4, 2014.

(12)
Based on information contained in Forms 3 and 4 filed by Mr. Quinn and certain other information. Consists of (i) 150,000 shares of common stock held by Mr. Quinn (ii) 1,125,000 shares of restricted stock and (iii) 140,250 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of April 4, 2014.

(13)
Based on information contained in Forms 4 filed by Mr. Horowitz and certain other information. Consists of (i) 80,000 shares of common stock held by Mr. Horowitz (ii) 245,000 shares of restricted stock and (iii) 169,300 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of April 4, 2014.

(14)
Based on information contained in Forms 3 and 4 filed by Mr. Petrucelly and certain other information. Consists of (i) 15,500 shares of common stock held by Mr. Petrucelly, (ii) 315,000 shares of restricted stock and (iii) 159,850 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of April 4, 2014.

(15)
Consists of (i) 5,926,655 shares of common stock held by all directors, nominees for director and executive officers as a group, (ii) 1,785,000 shares of restricted stock, (iii) 789,400 shares of common stock issuable upon exercise of options that are currently exercisable or that will be exercisable within 60 days of April 4, 2014 and (iv) 7,317,073 shares of common stock on an as-converted voting basis, held by HCP-FVA.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of Forms 3, 4, and 5, and amendments thereto furnished to the Company during the fiscal year ended December 31, 2013, and based upon certain other information provided to the Company, the Company believes that the Estate of ReiJane Huai, a beneficial owner of more than 10% of the Company’s common stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2013.

BOARD OF DIRECTORS

Independence

In accordance with the Company’s Corporate Governance Guidelines, and the Nasdaq Stock Market corporate governance listing standards (the “Nasdaq Standards”), a majority of the Company’s directors must be independent as determined by the Board. In making its independence determinations for directors, the Board looks to the Nasdaq Standards.

Under the Nasdaq Standards, a director is independent if: the director is not employed, nor is the director a family member of anyone employed as an executive officer by the Company or any parent or subsidiary; the director is not, and does not have a family member who is, a partner of the Company’s outside auditor or a former partner or employee of the outside auditor who worked on the Company’s audit during the past three years; the director has not, and does not have a family member who has, accepted more than $120,000 during the current or past three fiscal years from the Company or any of its affiliates (other than compensation paid to a family member who is an employee of the Company (other than an Executive Officer of the Company)); the director is not, nor is any family member of the director, a partner in, or a controlling stockholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services that exceed five percent of the recipient’s consolidated gross revenues or $200,000, whichever is more; and the director is not, and does not have any family member who is, an executive officer of another company where any of the Company’s executive officers serve on the other company’s compensation committee.

The Board of Directors currently consists of seven directors, six of whom, Messrs. Fischer, Hale, Kaufman, Lieber, Oxenhorn and Rubenstein are independent. Mr. Quinn is a non-independent management director who does not sit on any of our Board committees.

Board Leadership Structure

Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company.

The positions of Chairman of the Board and Chief Executive Officer are split.  Gary Quinn serves as Chief Executive Officer and Eli Oxenhorn serves as Chairman of the Board of Directors.

Several factors ensure that we have a strong and independent Board. All directors, with the exception of Mr. Quinn are independent as defined under the Nasdaq’s listing standards, and all committees of our Board are composed entirely of independent directors. In addition, the Nominating and Corporate Governance Committee and our Board have assembled a Board comprised of talented and dedicated directors with a wide range of expertise and skills. The Board regularly meets in executive session without management present.

Diversity

The Nominating and Corporate Governance Committee’s evaluation of director nominees takes into account their ability to contribute to the diversity of, background, experience and point of views represented on the Board, and the committee will review its effectiveness in balancing these considerations when assessing the composition of the Board.

Role in Risk Management

The Board oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that the Company's business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board of Directors' oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company's business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis. The Board has implemented a risk governance framework to:

1.	understand critical risks in the Company's business and strategy;

2.	allocate responsibilities for risk oversight among the full Board and its Committees;

3.	evaluate the Company's risk management processes and see they are functioning adequately;

4.	facilitate open communication between management and Directors; and

5.	foster an appropriate culture of integrity and risk awareness.

While the Board oversees risk management, Company management is charged with managing risk. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board. These include a Code of Business Conduct, regular training of salespeople on risks and appropriate conduct, and a comprehensive internal and external audit process. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board, Board Committees and individual Directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management. The Board implements its risk oversight function both as a whole and through Committees. Much of the work is delegated to various Committees, which meet regularly and report back to the full Board. All Committees play significant roles in carrying out the risk oversight function. In particular:

•
The Audit Committee oversees risks related to the Company's financial statements, the financial reporting process, accounting and legal matters, currency fluctuation and hedging, and investments. The Audit Committee oversees the internal audit function and the Company's ethics programs, including the Codes of Business Conduct. The Audit Committee members meet separately with the independent auditing firm.

•
The Compensation Committee evaluates the risks and rewards associated with the Company's compensation philosophy and programs. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

Meetings

The Board of Directors met on thirteen occasions during the fiscal year ended December 31, 2013. All Directors attended at least 75% of the meetings of the Board of Directors during the times they were Directors.

Committees

The Board of Directors currently has three committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each of these committees has a charter. These charters are available on the Company’s website at:
http://www.falconstor.com/BoardCommittees.

Audit Committee

The Audit Committee consists of Messrs. Fischer (Chair), Lieber and Rubenstein. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the qualifications and independence of the independent registered public accounting firm engaged to audit the Company’s consolidated financial statements, (3) the performance of the Company’s internal audit function and independent auditors, (4) the integrity of management and information systems and internal controls, and (5) the compliance by the Company with legal and regulatory requirements.

Each member of the Audit Committee is required to be “independent” as defined in the Nasdaq Standards and in Section 301of the Sarbanes-Oxley Act of 2002 (the “Act”) and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board has determined that each member of the Audit Committee is “independent” under these standards. In addition, the Board has determined that, as required by the Nasdaq Standards, each member of the Audit Committee was able to read and to understand financial statements at the time of his appointment to the Audit Committee.

The Board has further determined that Mr. Fischer meets the definition of “audit committee financial expert,” and therefore meets comparable Nasdaq Standard requirements, because he has an understanding of financial statements and generally accepted accounting principles (“GAAP”); has the ability to assess GAAP in connection with the accounting for estimates, accruals, and reserves; has experience in analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements; has an understanding of internal controls and procedures for financial reporting; and has an understanding of audit committee functions. Mr. Fischer acquired these attributes through education and experience consistent with the requirements of the Act.

The Audit Committee met five times during the fiscal year ended December 31, 2013. All members of the Audit Committee attended at least 75% of the meetings of the committee during the fiscal year ended December 31, 2013.

The Company’s Board of Directors has adopted, and annually reviews, an Audit Committee Charter and Guidelines for Pre-Approval of Independent Auditor Services.  As indicated above, a copy of the Company’s Audit Committee Charter is available on the Company’s website at:

http://www.falconstor.com/BoardCommittees.

Compensation Committee

The Compensation Committee currently consists of Messrs. Hale (Chair), Kaufman, Lieber and Oxenhorn. Mr. Hale joined the Compensation Committee in September, 2013. Prior to Mr. Hale joining the Compensation Committee, Mr. Lieber was the Chair of the Compensation Committee.  The Compensation Committee is appointed by the Board (i) to discharge the responsibilities of the Board relating to compensation of the Company's executives, (ii) to produce the annual report that is required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement, and (iii) to administer, and to approve awards under, the Company’s equity-based compensation plans for employees. Under the Compensation Committee Charter, all members of the Compensation Committee are required to be “independent” as defined in the Nasdaq Standards. The Board has determined that all of the current members of the Compensation Committee are “independent” under these standards.

The Compensation Committee met twelve times during the fiscal year ended December 31, 2013. All members of the Compensation Committee attended at least 75% of the meetings of the committee during the fiscal year ended December 31, 2013 during the times that they were members of the committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Hale, Kaufman (Chair), Oxenhorn and Rubenstein. Mr. Hale joined the committee in September, 2013.  The Nominating and Corporate Governance Committee is appointed by the Board: (i) to identify individuals qualified to become Board members, (ii) to recommend to the Board director candidates for each annual meeting of stockholders or as necessary to fill vacancies and newly created directorships and (iii) to perform a leadership role in shaping the Company's corporate governance policies, including developing and recommending to the Board a set of corporate governance principles. Under the Nominating and Corporate Governance Committee Charter, all members of the Nominating and Corporate Governance Committee are required to be “independent” as defined in the Nasdaq Standards. The Board has determined that all of the current members of the Nominating and Corporate Governance Committee are “independent” under these standards.

The Nominating and Corporate Governance Committee met one time during the fiscal year ended December 31, 2013. Mr. Fischer was not able to attend the meeting.  All other members of the Nominating and Corporate Governance Committee attended at least 75% of the meetings of the committee during the fiscal year ended December 31, 2013 during the times that they were members of the committee.

Nominating Procedures and Director Qualifications

The Nominating and Corporate Governance Committee has adopted the following policies regarding nominations and director qualifications:

I.           Consideration of Nominees Recommended by Stockholders

The Committee recognizes that qualified candidates for nomination for Director can come from many different sources, including from the Company’s stockholders. The Committee will therefore consider any nominee who meets the minimum qualifications set forth below.

To propose a nominee, a stockholder must provide the following information:

1.	The stockholder’s name and, if different, the name of the holder of record of the shares.

2.	The stockholder’s address and telephone number.

3.	The name of the proposed nominee.

4.	The address and phone number of the proposed nominee.

5.	A listing of the proposed nominee’s qualifications.

6.	A statement by the stockholder revealing whether the proposed nominee has assented to the submission of her/his name by the stockholder.

7.	A statement from the stockholder describing any business or other relationship with the nominee.

8.	A statement from the stockholder stating why the stockholder believes the nominee would be a valuable addition to the Company’s Board of Directors.

The stockholder should submit the required information to:

Nominating and Corporate Governance Committee
c/o General Counsel
FalconStor Software, Inc.
2 Huntington Quadrangle
Suite 2S01
Melville, NY  11747

With a copy to:

Director Human Resources
FalconStor Software, Inc.
2 Huntington Quadrangle
Suite 2S01
Melville, NY  11747

If any information is missing, the proposed nominee will not be considered.

II.           Qualifications for Candidates

 The Committee believes that the Company and its stockholders are best served by having directors from diverse backgrounds who can bring different skills to the Company. It is therefore not possible to create a rigid list of qualifications for Director candidates. However, absent unique circumstances, the Committee expects that each candidate should have the following minimum qualifications:

•
Substantial experience with technology companies. This experience may be the result of employment with a technology company or may be gained through other means, such as financial analysis of technology companies;

•	The highest level of personal and professional ethics, integrity and values;

•	An inquiring and independent mind;

•	Practical wisdom and mature judgment;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained;

•	Willingness to devote the required time to carrying out the duties and responsibilities of Board membership;

•	Commitment to serve on the Board for several years to develop knowledge about the Company's business;

•	Willingness to represent the best interests of all stockholders and to objectively appraise management performance; and

•	Involvement only in activities or interests that do not conflict with the director's responsibilities to the Company and its stockholders.

At any time, the Committee may be looking for director candidates with certain qualifications or skills to replace departing directors or to complement the skills of existing directors and to add to the value of the Board of Directors.

III.           Identification and Evaluation of Candidates

Candidates for director may come from many different sources including, among others, recommendations from current directors, recommendations from management, third-party search organizations, and stockholders.

In each instance, the Committee will perform a thorough examination of the candidate. An initial screening will be performed to ensure that the candidate meets the minimum qualifications set forth above and has skills that would enhance the Board of Directors. Following the initial screening, if the candidate is still viewed as a potential nominee, the Committee will perform additional evaluations including, among other things, some or all of the following: Detailed resume review; personal interviews; interviews with employer(s); and interviews with peer(s).

All candidates will be reviewed to determine whether they meet the independence standards of the Nasdaq Standards. Failure to meet the independence standards may be a disqualifying factor based on the Board of Director’s composition at the time. Even if failure to meet the independence standards is not by itself disqualifying, it will be taken into account by the Committee in determining whether the candidate would make a valuable contribution to the Board of Directors.

Contacting the Board of Directors

Stockholders and others may contact FalconStor’s Board of Directors by sending a letter to:

Board of Directors
FalconStor Software, Inc.
2 Huntington Quadrangle, Suite 2S01
Melville, NY  11747

or by clicking on the “Contact FalconStor’s Board of Directors” link on the FalconStor Corporate Governance home page at: http://www.falconstor.com/ContactBoard.

Communications directed to the Board of Directors are screened by the Company’s Legal and/or Investor Relations departments. Routine requests for Company information are handled by the appropriate Company department. Other communications are reviewed to determine if forwarding to the Board of Directors is necessary or appropriate. The Board of Directors receives a quarterly summary of all communications that are not forwarded to the Board’s attention. All communications are kept on file for one year for any Director who wishes to view them.

Attendance at Annual Meetings

The Company’s policy is that, except for unusual circumstances, all board members should attend the Company’s Annual Meetings of Stockholders. All board members attended the Company’s 2013 Annual Meeting of Stockholders.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s bylaws authorize the Board of Directors to fix the number of directors and provide that the directors shall be divided into three classes, with the classes of directors serving for staggered, three-year terms.

Pursuant to the Certificate of Designations, Preferences and Rights for the Company’s Series A convertible stock, the holders of the Series A convertible stock have the right, voting separately as a class, to elect two directors.  Currently, all of the shares of Series A convertible stock are held by HCP-FVA.  HCP-FVA has, as of the date of this Proxy Statement, only elected one director, Martin M. Hale, Jr.  All directors other than Gary Quinn have been elected previously by the Stockholders.

The Company currently has seven Directors.

Nominees

Steven R. Fischer and Eli Oxenhorn were nominated by the Company’s Nominating and Corporate Governance Committee as the Board of Directors’ nominees for director. Mr. Fischer and Mr. Oxenhorn are currently directors of the Company. It is proposed that Mr. Fischer and Mr. Oxenhorn be elected to serve until the Annual Meeting of Stockholders to be held in 2017 and until their successors are elected and shall have qualified.

Unless authority is specifically withheld, proxies will be voted for the election of Mr. Fischer and Mr. Oxenhorn to serve as a director of the Company for a term which will expire at the Company’s 2017 Annual Meeting of Stockholders and until a successor is elected and qualified. If any one or more of such nominees should for any reason become unavailable for election, the persons named in the accompanying form of proxy may vote for the election of such substitute nominees as the Board of Directors may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter.

Name	Position	Age	Director Since
Steven R. Fischer	Director Nominee	68	2001
Eli Oxenhorn	Director Nominee	67	2009

Steven R. Fischer is a private investor. From July 2004 through July 2008, he was president of Capital One Leverage Finance Corp. and its predecessor entity. From February 2004 until July 2004, he was a consultant to financial institutions. From 1992 to February 2004, he held multiple executive management and financial positions, including most recently President, with Transamerica Business Capital Corporation, a member of the Transamerica Finance Corporation family of companies, specializing in secured lending for mergers, acquisitions and restructurings. From 1981 to 1992, he served as Vice President and Regional Manager of Citibank, N.A. Since 1995, he has served as a director of ScanSource, Inc., a value-added distributor of POS and bar code products. Beginning in 2001 he served on the board of advisors of Keltic Financial LLC., a privately held finance company that funds middle market companies. He holds a B.S. in Economics and Accounting from Queens College and an M.B.A. from Baruch College. Mr. Fischer has been a Director of the Company since August 2001.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Fischer should serve as a director: his professional background and experience; his previously held senior-executive level positions; his service on other public and private company boards, FalconStor board experience, board attendance and participation; and his extensive experience in public company finance and analysis.

Eli Oxenhorn is a private investor in emerging-growth technology companies and has served as an adviser to Wheatley Partners. From 1985 to 1987, Mr. Oxenhorn served as President, and from 1987 to 1994, Mr. Oxenhorn served as Chairman and CEO, of Cheyenne Software, Inc., which he built into a billion-dollar industry leader in providing backup and archiving solutions for networked computers. Mr. Oxenhorn has also held several senior management positions at Gates/FA, including Chairman of the Board from 1987 to 1989. From 1974 to 1983, Mr. Oxenhorn held various senior technology positions at Warner Communications. Mr. Oxenhorn has been Director of the Company since November, 2009.  Mr. Oxenhorn has been Chairman of the Board of the Company since September 2010.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Oxenhorn should serve as a director: his professional background and experience; his current and previously held senior-executive level positions; his service on other public and private company boards; and his extensive experience in technology, software, storage and related industries.

Continuing Directors

The names of the directors, whose terms expire at the 2015 and 2016 Annual Meetings of Stockholders of the Company, who are currently serving their terms, are set forth below:
Name	Position	Age	Director Since
Martin M. Hale, Jr.	Director	41	2013
Alan W. Kaufman	Director	74	2005
Irwin Lieber	Director	74	2009
Gary Quinn	Director	53	2013
Barry Rubenstein	Director	70	2009

Martin M. Hale, Jr., has served as the founder and CEO of Hale Capital Partners, LP, an investment firm that applies a private equity skill set and focus to investing in small and micro-cap public companies, since 2007.  Mr. Hale has 17 years of experience in venture capital and private equity as a board member and an investor helping public and private companies grow.  Mr. Hale currently serves as a director of Midway Gold Corporation and Adept Technology, Inc.  Mr. Hale has also served as a director of Flarion Corporation, Celiant Corporation, Analex Corporation, Aurora Flight Sciences, Vallent Corpration, Paradigm Holdings, LocationLogic LLC, United Silver Corp., and Telanetix.  Before joining Hale Capital Partners, Mr. Hale was a Managing Director and member of the founding team of Pequot Ventures, an associate at Geocapital Partners, and an analyst with Broadview International.  Mr. Hale received a B.A. from Yale University.  Mr. Hale has been a Director of the Company since September 2013 and his term as a Director of the Company expires in 2016.

Mr. Hale was elected as a director by HCP-FVA.  Pursuant to the Certificate of Designations, Preferences and Rights for the Series A convertible stock, as long as they hold at least 15% of the shares originally issued to them, the holders of the Series A convertible stock have the right, voting separately as a class, to elect two directors.  Currently, all of the shares of Series A convertible stock are held by HCP-FVA.  HCP-FVA has neither nominated nor elected a second director.

Alan W. Kaufman is an experienced technology executive with over thirty five years of experience in the computer and software industries. He was a director of Appfluent Technologies from October 2002 to May 2009. He was a director of NetIQ Corporation from August 1997 until its merger with Attachment Corporation in August 2006. Mr. Kaufman served as a director of QueryObject Systems Corp. from October 1997 to March 2002. He also served as QueryObject Systems' Chairman of the Board from May 1998 to October 1999, and as President and Chief Executive Officer from October 1997 to December 1998, when he retired. From December 1996 to October 1997, Mr. Kaufman was an independent consultant. From April 1986 to December 1996, Mr. Kaufman held various positions at Cheyenne Software. Mr. Kaufman was the founding president of, and was on the Board of Directors of, the New York Software Industry Association. He is on the Advisory Board of the CUNY (City University of New York) Institute for Software Design and Development. Mr. Kaufman holds a B.S. in electrical engineering from Tufts University. Mr. Kaufman has been a director of the Company since May 2005, and his term as a Director of the Company expires in 2015.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Kaufman should serve as a director: his professional background and experience, current and previously held senior-executive level positions; his service on other public and private company boards; FalconStor board experience, board attendance and participation; and his extensive experience in technology and sales and marketing.

Irwin Lieber is a general partner and co-founder of Wheatley Partners and Chairman of GeoCapital LLC. Mr. Lieber formed GeoCapital, an investment management company focused on small capitalization companies in a variety of industries, including technology, in 1979. Mr. Lieber was also a founding General Partner of GeoCapital Ventures, a fund investing in information services and software companies. He currently serves, or previously has served, on the Boards of Merlot Communications, Softlink, Evoke Software, Band Digital, Cheyenne Software, Seniors 4 Living, Inc., Tried Systems, Inc., CertPoint Systems, Inc., and Blackbook, Inc. Mr. Lieber is a Chartered Financial Analyst and holds a M.S. in Electrical Engineering from Syracuse University. Mr. Lieber was a director of a predecessor of the Company from 2000 through August 2001. Mr. Lieber has been a Director of the Company since November, 2009, and his term as a Director of the Company expires in 2015.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Lieber should serve as a director: his professional background and experience; his service on other public and private company boards; and expertise in public company finance and analysis.

Gary Quinn is FalconStor's president and chief executive officer. Mr. Quinn joined FalconStor in April 2012 as vice president of sales and marketing for North America, and he was named executive vice president and chief operating officer (COO) in April 2013. With more than 20 years at CA Technologies, Mr. Quinn last served as executive vice president of international sales and North American channel sales. In his executive sales role at CA, Mr. Quinn turned around a three-year decline of the company’s North American channel business to an annual growth rate of 25 percent. He has more than 15 years of executive experience in the rapidly evolving field of technology, specifically within the partner community, assisting in generating revenue streams and strengthening relationships. Most recently, Mr. Quinn was the commissioner of information technology (CIO) at Suffolk County Department of Information Technology. He received a bachelor’s degree in computer science from Hofstra University. Mr. Quinn has been a Director of the Company since August, 2013, and his term as a Director of the Company expires in 2016.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Quinn should serve as a director:  his leadership role at the Company; his performance at the Company; and his past success in the technology field.

Barry Rubenstein has been involved as a founder or primary, Series A round investor, in technology companies since 1969. Mr. Rubenstein was a founder, or founding consultant, to several technology companies, including Applied Digital Systems, Inc. (1969), Novell, Inc. (1983), Cheyenne Software, Inc. (1983), and Scan Source (1993).  From 1985 to 1987, he served as Chairman and CEO of Cheyenne Software. Mr. Rubenstein currently serves or has previously served on the Boards of several technology companies including: US Web, Inc., Picazo Communications, Inc. (now part of Intel, Inc.), Fatwire Corporation (now part of Oracle), and Broadcastr.com. Mr. Rubenstein holds a BS in Electrical Engineering from City College of New York and an MS in Computer Sciences from New York University.  Mr. Rubenstein is a principal of the following Venture Capital Partnerships - Wheatley Partners, Wheatley New York, Wheatley MedTech. Mr. Rubenstein was a director of a predecessor of the Company from February 2000 through August 2001, Chairman of the predecessor from July 2000, through August, 2000, and President of the predecessor from February 2000 through July 2000. Mr. Rubenstein has been a Director of the Company since November, 2009 and his term as a Director of the Company expires in 2016.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Rubenstein should serve as a director: his professional background and experience; his current and previously held senior-executive level positions; his service on other public and private company boards; and his extensive experience in technology, software, storage and related industries.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES.

Directors who are also employees receive no compensation for serving on the Company’s Board of Directors. Non-employee directors are reimbursed for all travel and other expenses incurred in connection with attending Board and Committee meetings.

For 2013, the cash fee for the Chairman of the Board was set at $45,000.

For 2013, the cash fee for all other outside directors was set at a base amount of $26,500 per director. The chairperson of the Audit Committee received an additional $10,000 per annum and the chairperson of any other Board committee received an additional $5,000 per annum. In addition, outside directors received $3,000 per annum for each committee on which they serve in a capacity other than chairperson. Cash director fees were paid quarterly in arrears. Because all directors are expected, absent unusual circumstances, to attend all meetings of the Board and all meetings of the committees on which they serve, outside directors typically do not receive any payment based on attendance at meetings. If circumstances require an unusually large number of meetings, the Company may compensate outside directors with additional cash in recognition of the increased time devoted to Company matters.

Non-employee directors also were eligible to receive grants of options to purchase Company common stock or restricted shares of Company common stock under the FalconStor Software, Inc., 2013 Outside Directors Equity Compensation Plan (the “2013 Plan”).  On May 9, 2013, each of the non-employee directors was awarded 10,000 shares of restricted common stock of Company common stock under the 2013 Plan.  The restrictions lapse as to 33%, 33% and 34% of the shares on the first three anniversaries of the grant, or immediately if the non-employee director’s term in office expires and the director is not nominated for another term.

           The table below sets forth the compensation received by our non-employee directors for the year 2013.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total

Steven R. Fischer	$36,300	$13,600	$49,900

Alan W. Kaufman	$34,311	$13,600	$47,911

Irwin Lieber	$33,807	$13,600	$47,407

Eli Oxenhorn	$50,721	$13,600	$64,321

Barry Rubenstein	$32,322	$13,600	$45,922

Martin Hale (3)	$9,071	$-	$9,071

(1)	Fees were earned in 2013 and paid in both 2013 and 2014.

(2)
The Company granted 10,000 shares of restricted stock to each non-employee director on May 9, 2013 at a grant date fair value of $1.36 per share, that vest over three-years at 33%, 33% and 34%, respectively. The dollar amounts in the table represent the total grant date fair value of the award in accordance with the authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) on stock compensation.

(3)	Mr. Hale has served as a Director of the Company since September 16, 2013.

MANAGEMENT

Executive Officers of the Company

The following table contains the names, positions and ages of the executive officers of the Company who are not directors.

Name	Position	Age
Seth Horowitz	Executive Vice President, General Counsel and Secretary	50
Louis J. Petrucelly	Executive Vice President, Chief Financial Officer and Treasurer	39

Seth Horowitz has served as Executive Vice President, General Counsel and Secretary of the Company since April, 2013.  From January 2003 through March 2013, Mr. Horowitz served as Vice President, General Counsel and Secretary. From March 2002 through December 2002, Mr. Horowitz served as Corporate Counsel to the Company. Before joining the Company, Mr. Horowitz held positions with NewView Technologies, Inc., Reliance Group Holdings, Inc., and Fried, Frank, Harris, Shriver & Jacobson. Mr. Horowitz also served as a clerk to The Honorable Milton Pollack. Mr. Horowitz received his J.D. from Columbia Law School and he received his A.B. from Harvard College.

Louis J. Petrucelly has served as Executive Vice President, Chief Financial Officer, and Treasurer of the Company since April 2013.  From August 7, 2012 through March 2013, Mr. Petrucelly served as Vice President, Chief Financial Officer and Treasurer.  From May 25, 2012, through August 7, 2012, Mr. Petrucelly was Acting Chief Financial Officer, Vice President of Finance and Treasurer of the Company.  Mr. Petrucelly joined the Company in March 2007 as Director of Financial Reporting and served as the Company’s Director of Finance from March 2008 through May 2012.   Mr. Petrucelly has more than 15 years of experience in multi-dimensional corporate finance, operations, and accounting.  Prior to joining FalconStor, he was the Corporate Controller for Granite Broadcasting Corporation and held several senior financial management positions with PASSUR Aerospace, Inc., including Chief Financial Officer. He began his career with Ernst & Young, LLP.  Mr. Petrucelly received his B.S. from the C.W. Post Campus of Long Island University.

Code of Ethics

In May, 2004, the Company adopted a Code of Ethics that applies to the Company’s principal executive, financial and accounting officers.  The Code of Ethics is available at: http://www.falconstor.com/CodeOfEthics.

EXECUTIVE COMPENSATION

A.  COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the compensation programs for our Chief Executive Officer, our Chief Financial Officer, and our other Executive Officer (each a “Named Executive Officer” or “NEO”).

Roles and Responsibilities

Our Compensation Committee is responsible for, among other things, the establishment and review of compensation policies and programs for our Named Executive Officers and ensuring that these NEOs are compensated in a manner consistent with the objectives and principals set forth below.

The Compensation Committee makes all compensation decisions for our Named Executive Officers. The Committee is responsible for negotiating the terms of an employment agreement with our Chief Executive Officer and for annually evaluating his performance. Our Chief Executive Officer annually reviews the performance of each of the other NEOs and presents to the Compensation Committee his recommendations, including salary adjustments and incentive compensation. The Compensation Committee may exercise its discretion in modifying any recommended salary adjustments or awards to these executives. The Committee also considers benchmark competitive compensation market data, the compensation of other Company executives, and the Named Executive Officers’ levels of responsibility, prior experience, breadth of knowledge and job performance when making compensation decisions for all of our Named Executive Officers.

The role of Company management is to provide reviews and recommendations for the Compensation Committee’s consideration and to manage operational aspects of the Company’s compensation programs, policies, and governance. Direct responsibilities include, but are not limited to, (i) providing an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with the Company’s objectives, (ii) recommending changes, if necessary, to ensure achievement of all program objectives and (iii) recommending equity awards for officers and employees. Management also prepares tally sheets which set out all components of total compensation for our Named Executive Officers, including salary, incentive compensation and outstanding equity awards. The results of any reviews, and the recommendations, are provided to the compensation committee in written form. The Company’s Chief Financial Officer, in conjunction with the CEO, typically discusses the information with the compensation committee.  The Compensation Committee, from time to time, gets advice from the Company’s General Counsel on legal, compliance and regulatory issues related to the compensation of the NEOs.

Compensation Objectives

For all Named Executive Officers, compensation is intended to be performance-based. Our Compensation Committee believes that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis to create value for shareholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for our Named Executive Officers, the following are the Compensation Committee's objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure officers’ compensation is aligned with our corporate strategies and business objectives, and the long-term interests of our stockholders; and

•
Enhance the officers' incentive to maximize stockholder value, as well as promote retention of key people, by providing a portion of total compensation for management in the form of direct ownership in us through stock options and grants of restricted stock.

To achieve these objectives, our overall compensation program aims to pay our Named Executive Officers competitively, consistent with our success and their contribution to that success. To accomplish this we rely on programs that provide compensation in the form of both cash and equity. Although our Compensation Committee has not adopted any formal guidelines for allocating total compensation between cash and equity, the Compensation Committee considers the balance between providing short-term incentives and long-term parallel investment with stockholders to align the interests of management with stockholders.

Components of Executive Compensation

The principal components of compensation for our Named Executive Officers are:

•	Base salary;
•	Non-equity incentive plan compensation;
•	Long-term equity incentives; and
•	Other benefits
Base salary

We provide our Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year. We believe that our base salaries are competitive and we have historically generally target our executive officer base salaries against the 50th -- 75th percentile of comparable companies. Beginning with compensation for 2014, we are targeting the 25th – 50th percentile of comparable companies.  In some circumstances it may be necessary to provide compensation above these levels; these circumstances include the need to retain key individuals, to reward individual performance, and/or to attract individuals with the necessary skillset. Salaries for the Named Executive Officers are suggested by Company management and reviewed and approved by the Compensation Committee.

Salaries for the Named Executive Officers are typically reviewed annually.

Mr. Quinn’s base salary before he became Chief Executive Officer was based on his offer letter.  Prior to being named Interim Chief Executive Officer, Mr. Quinn was also eligible, and received, commissions based on the Company’s sales of software licenses, hardware, and services in North America.  Upon being named Chief Executive Officer, Mr. Quinn entered into an employment agreement with the Company that provides for a base salary and certain grants of Company equity as more fully described under the heading “Narrative Discussion to Summary Compensation Table,” below.

Mr. McNiel’s compensation for 2011, 2012 and 2013 was based on the terms of his employment agreement as more fully described under the heading “Narrative Discussion to Summary Compensation Table,” below.   Mr. McNiel received certain payments upon his separation from the Company, as described below.

Base salaries for NEOs, other than the CEO, whose base salary is contractual, may be adjusted for performance-based compensation if the ratio between base and performance-based compensation changes significantly. For example, if the value of long-term performance-based incentive grants was to substantially decline due to market conditions, the Compensation Committee might consider increasing base salary in order to retain the NEOs. In May, 2012, when Mr. Petrucelly was named Acting Chief Financial Officer, his salary was set at $185,000.  In August, 2012, when Mr. Petrucelly was named Chief Financial Officer, his salary was increased to $225,000.  In March, 2012, Mr. Horowitz’s base salary was increased to $280,000.

Non-Equity Incentive Plan Compensation

From the inception of the Company through 2011, non-equity incentive compensation for the Named Executive Officers was awarded on an ad hoc basis upon recommendation from the Company’s Chief Executive Officer to reward the performance of the executive officers and in accordance with the Company’s performance.

In March, 2012, we adopted the 2012 Management Incentive Bonus Plan (the “2012 Plan”).  The 2012 Plan was designed to reward performance against key corporate goals and covers both the Named Executive Officers and other members of our Company’s management team. The non-equity incentive plan compensation targets were approved after considering targets for comparable positions at the benchmark companies discussed below; the scope of and accountability associated with each Named Executive Officer’s position; and the performance and experience of each Named Executive Officer. The performance metrics against which our Named Executive Officers were measured were clearly communicated, consistently applied and were focused on corporate objectives. The 2012 Plan incentive targets were designed to motivate management to achieve specific goals related to certain revenue and profitability objectives. These metrics were selected because we believed that, at that stage of our development, they were most closely correlated to increasing stockholder value.  In addition to the metrics, there was a component of judgment in the actual bonuses granted to Messrs. Horowitz, Petrucelly and Wu.

For our Named Executive Officers, the components of the potential bonus were as follows:

Named Executive Officer	Total Revenue	Total Profit	Discretion
CEO	50%	50%	--
CFO	30%	60%	10%
General Counsel	30%	60%	10%
VP, Business Development	70%	20%	10%

Payments based on revenue achievement began at 80% of the target and went up to 125% of the target.  Payments were equal to achievement up to 100% of target and were accelerated above 100% of target to a maximum payout of 150% at 125% achievement.

Payments based on profit achievement began at 80% of the target and went up to 150% of the target. Payments were equal to achievement up to 100% of target and were accelerated above 100% of target to a maximum of 200% at 150% achievement.

At 100% of plan, Mr. McNiel would have received a payment equal to 100% of his base salary and Messrs. Horowitz, Petrucelly and Wu would have each received a payment equal to 40% of their base salaries.

We achieved 82% of our revenue target.  We were not profitable for the year.  Accordingly, Mr. McNiel received $163,940 under the 2012 Plan.

Messrs. Horowitz and Petrucelly were each awarded the full amount of their discretionary bonus, $38,742 and $31,132, respectively.  Mr. Horowitz was granted the full amount due to, among other things, his efforts in resolving the U.S. Attorney and SEC investigations of the Company, his assumption of additional managerial responsibilities upon the departure of the Company’s Chief Financial Officer, his work on evaluating strategic initiatives, and his handling of certain other non-routine matters. Mr. Petrucelly was granted the full amount due to, among other things, his assumption of new duties and his enablement of a smooth transition following the departure of the Company’s Chief Financial Officer, his work on evaluating strategic initiatives, and his handling of certain other non-routine matters.

Due to size of the payment to Mr. Wu under the 2012 Plan, it was determined that no discretionary payment was appropriate.

We decided not to institute any non-equity incentive compensation plan for 2013 and no non-equity incentive compensation was given to any of the NEOs for work performed in 2013.

Long-Term Equity Incentive Awards

We currently provide long-term equity incentive compensation to further align the interests of our Named Executive Officers with our stockholders.

 The Compensation Committee is responsible for determining the individuals who will be granted options and/or restricted shares, the number of options and/or restricted shares each individual will receive, and the terms of the options or restricted shares, including the exercise period of each option, and the vesting period of each option and/or restricted share. The number of stock options and/or restricted shares granted to each Named Executive Officer is determined by the Compensation Committee based upon several factors, including the executive officer's salary grade, performance and the value of the stock options and/or restricted shares at the time of grant. We grant options at the fair market value of the underlying stock on the date of grant.  Discretionary long-term incentive awards granted to the Named Executive Officers are discussed under the heading “Narrative Discussion to Summary Compensation Table," below.

Other benefits

Our Named Executive Officers participate in benefit programs that are substantially the same as all other eligible employees of our company.

Consultants and Benchmarking

In November, 2013, the Compensation Committee retained Compensation Strategies, Inc. (“CSI”), to provide executive compensation consulting services.  CSI developed a peer group of 18 public companies as follows:

Globalscape, Inc.	Datawatch Corp.	Lyris, Inc.
Smith Micro Software, Inc.	Envivio, Inc.	Daegis, Inc.
Zix Corp.	Digimarc Corp.	Overland Storage, Inc.
Carbonite, Inc.	CSP, Inc.	Rand Worldwide, Inc.
Callidus Software, Inc.	Techtarget, Inc.	BSquare Corp.
American Software	Logmein, Inc.	Dot Hill Systems, Inc.

CSI was able to provide benchmark compensation information for the CEO and CFO positions from this group of companies.  For the General Counsel position, CSI used certain other information to provide benchmarks.

The benchmarking information obtained from CSI was used in establishing compensation for our NEOs for 2014.

           The Compensation Committee may elect to retain consultants in the future if it determines that so doing would be helpful in developing, implementing or maintaining compensation plans.

The Compensation Committee typically conducts an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our Named Executive Officers. In addition, the Compensation Committee takes into account input from other independent members of our board of directors.  The Compensation Committee reviews and considers tally sheets provided by Company management in order to make sure that it receives the full picture of the NEOs compensation. The Compensation Committee uses the tally sheets to have a picture of both annual cash compensation and equity compensation.  Using this information, the Compensation Committee determines whether a particular executive’s compensation is appropriate given the executive’s role, experience and performance.

Although generally we believe that executive base salaries should be targeted taking into consideration the median of the range of salaries for executives in similar positions at comparable companies, we recognize that, to attract, retain and motivate key individuals, such as the Named Executive Officers, the Compensation Committee may determine that it is in our best interests to negotiate total compensation packages with our Named Executive Officers that may deviate from the general principle of targeting total compensation at the median level for the peer group. Actual pay for each Named Executive Officer is determined around this structure, driven by the performance of the Named Executive Officer over time, as well as our annual performance.

Employment Agreements

We have an employment agreement with our Chief Executive Officer.

The employment agreement with Mr. Quinn is used by the Company to establish key elements of the agreement between the Company and Mr. Quinn, including the proposed minimum period of employment and the fundamental elements of compensation. The agreement also facilitates the creation of covenants, such as those regarding competition during and after the employment period or limitations on the reasons for which Mr. Quinn may be terminated, that would not otherwise be part of the employment relationship. The terms of the agreement with Mr. Quinn are set out below in the section “Summary Compensation Table.”

We had an employment agreement with our former Chief Executive Officer.  We do not have employment agreements with any other Named Executive Officers.

Severance and Change in Control Agreements

The Named Executive Officers are each participants in the 2005 Key Executive Severance Protection Plan, as amended (the “2005 Plan”). The terms of the 2005 Plan that provide the terms of our severance and change in control agreements are set out below in the section “Potential Payments Upon Severance or Change in Control.”

We created the 2005 Plan because we wanted to insure the continuity of management if there was an actual or potential change in control event. The 2005 Plan provides peace of mind for the Named Executive Officers that their livelihoods will not be affected by the actual or potential change in control. This means that they will not be distracted by concerns for their own benefit during such an event. In addition, the 2005 Plan helps to attract and to retain the Name Executive Officers.  A “double trigger” was selected for payments under the 2005 Plan because the intent of the plan is not to provide a windfall to the Named Executive Officers upon a change of control.  Rather, the intent of the 2005 Plan is to provide assurance to the Named Executive Officers that they will be compensated if an adverse employment event occurs following a change of control.

On April 1, 2014, we made various changes to the 2005 Plan (the “Amended 2005 Plan”).  The changes were as follows:

•
New employees of the Company designated as “Officers” by the Board pursuant to Rule 16a1-f of the Securities and Exchange Commission will no longer automatically be participants in the Amended 2005 Plan.

•
The portion of severance benefits based on the participant’s bonus will be based on the bonus for the fiscal year prior to the year in which the change of control takes place, rather than the highest bonus of the three fiscal years prior to the change of control.

•
Participants will no longer be entitled to receive gross up payments if the severance benefits would be subject to an excise tax under the Internal Revenue Code.  Instead, the benefits will be reduced so that no excise tax is triggered or the benefits will be paid in full with the participant solely responsible for the excise tax.

With respect to the NEOs, all changes are effective April 1, 2014.

Mr. Quinn’s employment agreement with the Company also contains a severance provision related to vesting of restricted stock that was specifically granted in connection with the employment agreement.  This provision is discussed below in the section “Potential Payments Upon Severance or Change in Control.”  A “single trigger” was selected for this benefit upon changes of control under this employment agreement because it provides peace of mind for the Chief Executive Officer that his livelihood will not be affected by the actual or potential change in control. This means that he will not be distracted by concerns for his own benefit during such an event.

2014 Management Incentive Plan and Stock Incentive Plan

On March 13, 2014, the Company’s Board of Directors approved a Management Incentive Plan (“MIP”).  The MIP was amended on April 1, 2014.  The MIP will pay cash bonuses to, among others, the Company’s Chief Financial Officer and the General Counsel. The intent of the Compensation Committee in crafting the MIP was to further incentivize the Named Executive Officers to achieve the corporate goals set out by the Company’s Board of Directors and to further align the Named Executive Officers’ interest with stockholder interest.  The Compensation Committee believes that the MIP reflects those goals.

If all of the goals are achieved, the Named Executive Officers would receive the following payments:

Name	Title	Payment at 100% Achievement
Seth Horowitz	Executive Vice President, General Counsel and Secretary	$$50,000
Louis J. Petrucelly	Executive Vice President, Chief Financial Officer and Treasurer	$$75,000

The goals, and the percentage of bonus available for the achievement of each goal, are as follows:

Goal	Percentage of Bonus
Total Product Billings	General Counsel: 15% CFO: 12.5%
Maintenance Billings	CFO & General Counsel: 30%
GAAP Revenue	General Counsel: 15% CFO: 12.5%
Non-GAAP Operating Income	CFO & General Counsel: 20%
Cash Flow From Operations	CFO & General Counsel: 20%
Net Working Capital	General Counsel: 0% CFO: 5%

For each goal achieved on a quarterly basis for the first three quarters of 2014, the Named Executive Officer will receive 12.5% of the of the total bonus potential for that goal.  For each goal achieved for the full fiscal year 2014, the Named Executive Officer will receive 62.5% of the total bonus potential for that goal.

If there is over-achievement of the plan, the participants in the plan, including the Named Executive Officers, will be entitled to enhanced payments as follows:

Goal Achievement	Bonus Payout
100%	100%
105%	120%
110% and above	140%

The MIP does not contain any payments for underachievement of goals.  The Company's Compensation Committee retains the discretion to modify the terms of the plan.

On April 1, 2014, the Company’s Board of Directors approved a Stock Incentive Plan (“SIP”) under which certain Company officers and employees, including the Company’s Executive Officers, were granted shares of restricted Company common stock.  Like the MIP, The intent of the Compensation Committee in crafting the SIP was to further incentivize the Named Executive Officers to achieve the corporate goals set out by the Company’s Board of Directors and to further align the Named Executive Officers’ interest with stockholder interest.  The Compensation Committee believes that the SIP reflects those goals.

The restricted shares have terms of ten years. The restrictions on various portions of the restricted stock lapse upon the Company’s achievement of performance criteria related to: Common stock price; GAAP earnings per share; non-GAAP earnings per share; cash related targets; and revenue/billings related targets.

The Company’s Executive Officers were granted the following amounts of restricted common stock under the SIP:

Name	Title	Restricted Shares
Gary Quinn	President & Chief Executive Officer	625,000	1
Seth Horowitz	Executive Vice President, General Counsel and Secretary	245,000
Louis J. Petrucelly	Executive Vice President, Chief Financial Officer and Treasurer	315,000

1  Unlike the shares of restricted stock granted to Mr. Quinn pursuant to the his employment agreement, these shares do not vest automatically upon a change of control of the Company.

There is no partial vesting for partial achievement of goals under the SIP.

If within three years after a performance criterion for the SIP has been satisfied, (i) the Company restates its audited financial statements for a fiscal year which pertains to such  performance criterion (ii) the restatement relates to events which occurred after July 1, 2013, and (iii) the restatement reflects a material impairment in the Company’s results of operations or liquidity and capital resources, then the Company’s Board of Directors at its sole discretion may require the Grantee to undertake the following:  To the extent vested Restricted Shares relating to such performance criterion have not been sold or otherwise transferred, the Grantee will forfeit to the Company such Restricted Shares.  Alternatively, if the Restricted Shares relating to such performance criterion have been sold or otherwise transferred, the Grantee will either pay the Company an amount equal to the consideration it received upon such sale or, if the Grantee gifted the Restricted Shares, the Grantee will forfeit any tax benefit it received on the gift.  This provision will not apply if subsequent to a change in control the Company or a successor entity to the Company restates any of the Company’s audited financial statements

Risk Assessment of the Company’s Compensation Policies

The Compensation Committee reviews the compensation and benefit plans generally for all employees in addition to its review for the NEOs. The Compensation Committee has determined that because of the mix of long term and short terms incentives in the Company’s compensation and benefit plans, it is not reasonably likely that the Company’s compensation and benefit plans would have a material adverse effect on the Company.

“Say on Pay”

In 2011, the Company’s stockholders also voted to hold “say on pay” votes every three years.

The Company’s stockholders are being asked this year to approve a non-binding advisory proposal on executive compensation.  Please see Proposal 2 of this Proxy Statement.

2014 Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of the Company’s 2014 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2014 Proxy Statement.

Compensation Committee:
Martin M. Hale, Jr. (Chair)
Alan W. Kaufman
Irwin Lieber
Eli Oxenhorn

B.  Summary Compensation Table

Name	Year	Salary	Bonus		Stock Awards		Option Awards		All Other Compensation		Total
Gary Quinn	2013	$317,660	$-		$520,000	(5)	$-		$100,313	(14)	$937,973
President and Chief
Executive Officer
(Principal Executive Officer) (1)

Louis Petrucelly	2013	$225,000	$-		$-		$70,300	(7)	$-		$295,300
Executive Vice President, Chief Financial	2012	$192,125	$31,132	(4)	$-		$65,500	(8)	$-		$288,757
Officer and Treasurer
(Principal Financial Officer)

Seth Horowitz	2013	$280,000	$-		$-		$66,600	(9)	$-		$346,600
Executive Vice President -	2012	$275,000	$38,742	(4)	$-		$97,800	(10)	$-		$411,542
General Counsel and Secretary	2011	$250,000	$-		$-		$109,500	(11)	$-		$359,500

James P. McNiel	2013	$200,000	$-		$-		$-		$442,217	(15)	$642,217
Former President and Chief	2012	$400,00	$163,940	(4)	$289,900	(6)	$-		$39,494	(15)	$603,434
Executive Officer	2011	$400,000	$-		$289,900	(6)	$3,483,800	(12)	$29,257	(15)	$4,202,957
(Principal Executive Officer) (2)

Bernard Wu	2013	$177,083	$-		$-		$29,600	(13)	$-		$206,683
Former Executive Vice President -	2012	$250,000	$57,379	(4)	$-		$-		$-		$307,379
Busness Development (3)	2011	$250,000	$-		$-		$109,500	(11)	$-		$359,500

(1)
Mr. Quinn was appointed Interim Chief Executive Officer of the Company on June 28, 2013. On July 23, 2013, the Company appointed Mr. Quinn President and Chief Executive Office of the Company.  From April 8, 2013 to June 28, 2013, Mr. Quinn served as the Company’s Chief Operating Officer.  From April 2012 through April 8, 2013, Mr. Quinn served as the Company’s vice president of sales and marketing for North America.

(2)	Mr. McNiel resigned from the Company on June 28, 2013.

(3)	Mr. Wu resigned from the Company on September 13, 2013.

(4)	Bonus paid in 2013 pursuant to the Company’s 2012 Management Incentive Bonus Plan.

(5)
The Company granted a restricted stock award of 500,000 shares to Mr. Quinn on August 5, 2013. The dollar amounts in the table represent the total grant date fair value of the shares in accordance with the authoritative guidance issued by the FASB on stock compensation. The award was granted In accordance with Mr. Quinn’s employment agreement and the shares are subject to a two-year vesting period. Fifty percent of the shares vest on the July 23, 2014, the first anniversary of Mr. Quinn’s employment agreement with the Company and fifty percent of the shares vest on the second anniversary of the agreement.  Please refer to footnote 10 of the Company’s 2013 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(6)
The Company granted 90,000 shares of restricted stock to Mr. McNiel on January 11, 2011. The dollar amounts in the table represent the total grant date fair value of the shares in accordance with the authoritative guidance issued by the FASB on stock compensation. The shares were granted In accordance with Mr. McNiel’s employment agreement and were subject to a two-year vesting period. Please refer to footnote 10 of the Company’s 2013 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(7)
The Company granted options to purchase 95,000 shares of Company common stock to Mr. Petrucelly on May 9, 2013. The dollar amounts in the table represent the total grant date fair value of the options in accordance with the authoritative guidance issued by the FASB on stock compensation. The options were granted on a discretionary basis and are subject to a three-year vesting period. Thirty three percent of the options vest on each of the first two anniversaries of the grant and thirty four percent of the options vest on the third anniversary of the grant.  Please refer to footnote 10 of the Company’s 2013 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(8)
The Company granted options to purchase 50,000 shares of Company common stock to Mr. Petrucelly on June 5, 2012. The dollar amounts in the table represent the total grant date fair value of the options in accordance with the authoritative guidance issued by the FASB on stock compensation. The options were granted on a discretionary basis and are subject to a three-year vesting period. Thirty three percent of the options vest on each of the first two anniversaries of the grant and thirty four percent of the options vest on the third anniversary of the grant. Please refer to footnote 10 of the Company’s 2013 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(9)
The Company granted options to purchase 90,000 shares of Company common stock to Mr. Horowitz on May 9, 2013. The dollar amounts in the table represent the total grant date fair value of the options in accordance with the authoritative guidance issued by the FASB on stock compensation. The options were granted on a discretionary basis and are subject to a three-year vesting period. Thirty three percent of the options vest on each of the first two anniversaries of the grant and thirty four percent of the options vest on the third anniversary of the grant. Please refer to footnote 10 of the Company’s 2013 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(10)
The Company granted options to purchase 60,000 shares of Company common stock to Mr. Horowitz on March 12, 2012. The dollar amounts in the table represent the total grant date fair value of the options in accordance with the authoritative guidance issued by the FASB on stock compensation. The options were granted on a discretionary basis and are subject to a three-year vesting period. Thirty three percent of the options vest on each of the first two anniversaries of the grant and thirty four percent of the options vest on the third anniversary of the grant. Please refer to footnote 10 of the Company’s 2013 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(11)
The Company granted options to purchase 50,000 shares of Company common stock to each of Messrs. Wu and Horowitz on May 9, 2011. The dollar amounts in the table represent the total grant date fair value of the shares in accordance with the authoritative guidance issued by the FASB on stock compensation. The shares were granted on a discretionary basis and are subject to a three-year vesting period. Thirty three percent of the options vest on each of the first two anniversaries of the grant and thirty four percent of the options vest on the third anniversary of the grant.  Please refer to footnote 10 of the Company’s 2013 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(12)
The Company granted options to purchase 1,520,000 shares of Company common stock  to Mr. McNiel on January 11, 2011. Of this amount, 1,220,000 stock options were approved by the Company’s stockholders’ at the annual meeting of stockholders on May 9, 2011. The dollar amounts in the table represent the total grant date fair value of the options in accordance with the authoritative guidance issued by the FASB on stock compensation. The options were granted in accordance with Mr. McNiel’s employment agreement and were subject to a three-year vesting period.  All of the options were terminated upon Mr. McNiel’s separation from the Company in June, 2013.  Please refer to footnote 10 of the Company’s 2013 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(13)
The Company granted options to purchase 40,000 shares of Company common stock to Mr. Wu on May 9, 2013. The dollar amounts in the table represent the total grant date fair value of the options in accordance with the authoritative guidance issued by the FASB on stock compensation. The options were granted on a discretionary basis and were subject to a three-year vesting period. Mr. Wu remains a consultant to the Company and his options continue to vest. Please refer to footnote 10 of the Company’s 2013 annual report filed on Form 10-K (which is included in the materials mailed with this Proxy Statement) for further information relating to all share-based awards.

(14)
In 2013, the Company paid Mr. Quinn commissions totaling $101,313 for his work while he was vice president of sales and marketing for North America and Chief Operating Officer through June 28, 2013.  Mr. Quinn stopped earning commissions upon his appointment as Interim Chief Executive Officer on June 28, 2013.

(15)
In 2013, the Company paid Mr. McNiel $400,000 in severance pay and paid $20,000 to purchase certain office furniture from Mr. McNiel. In 2013, 2012 and 2011, the Company paid $22,217, $39,494 and $29,257, respectively, in transportation costs for Mr. McNiel. The 2011 Employment Agreement provided that, in light of the Company’s location and a disability that prevents Mr. McNiel from driving a car, the Company would provide transportation so that Mr. McNiel may commute to and from the Company’s offices and travel to other locations where business was being conducted.

Narrative Discussion to Summary Compensation Table

Gary Quinn

On July 23, 2013, Mr. Quinn and the Company entered into an agreement for his employ (the “2013 Employment Agreement”).

Pursuant to the 2013 Employment Agreement, Mr. Quinn receives a base salary of $400,000 per annum.  Under the 2013 Employment Agreement, Mr. Quinn is also entitled to participate in all benefit programs generally available to Company employees.

The 2013 Employment Agreement further provided that the Company would grant 500,000 shares of restricted stock to Mr. Quinn.  These shares were granted on August 5, 2013. Fifty percent of the restricted shares vest on July 23, 2014 and fifty percent of the restricted shares vest on July 23, 2015.

Prior to Mr. Quinn’s appointment as Chief Executive officer and his entry into the 2013 Employment Agreement, Mr. Quinn was paid a salary of $250,000.  In addition, for the period prior to June 28, 2013, when Mr. Quinn was named Interim Chief Executive Officer, Mr. Quinn received commissions based on the Company’s sales of software licenses, hardware and services to customers in North America.  Mr. Quinn’s entitlement to the accrual of commissions ended upon his appointment as Interim Chief Executive Officer, but some commissions earned prior to that appointment were paid after Mr. Quinn became the Interim Chief Executive Officer.

James McNiel

On January 11, 2011, Mr. McNiel and the Company entered into an agreement for his employ (the “2011 Employment Agreement”).

Pursuant to the 2011 Employment Agreement, Mr. McNiel received a base salary of $400,000 per annum.  Under the 2011 Employment Agreement, Mr. McNiel was also entitled to participate in all benefit programs generally available to Company employees.

The 2011 Employment Agreement further provided that Mr. McNiel would receive an option to purchase 300,000 shares of the Company’s common stock, pursuant to the FalconStor Software Inc. 2006 Incentive Stock Plan (the “2006 Plan”), and (B) an option to purchase 1,220,000 shares of the Company’s common stock, pursuant to a Stand-Alone Stock Option Agreement, subject to stockholder approval of the Option Agreement (collectively, the “Stock Options”).  The Stock Options had an exercise price per share equal to the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant, which was $3.22 per share.  The first 66% of the Stock Options vested prior to Mr. McNiel’s resignation from the Company.  The remaining Stock Options were cancelled.

The 2011 Employment Agreement further provided that the Company would grant Mr. McNiel 90,000 restricted shares of the Company’s common stock (the “Restricted Shares”), pursuant to the 2006 Plan.  These Restricted Shares were granted on January 11, 2011 and have vested.

The 2011 Employment Agreement further provided that, in light of the Company’s location and a disability that prevents Mr. McNiel from driving a car, the Company would provide transportation so that Mr. McNiel could commute to and from the Company’s offices and travel to other locations where business was being conducted.

Mr. McNiel voluntarily resigned from all positions with the Company effective June 28, 2013.

Other Named Executive Officers

Each of the other Named Executive Officers is an employee at will.

The salaries for the NEOs are set by the Compensation Committee using the criteria set forth above in the “Compensation Discussion and Analysis” section. Mr. Horowitz’s salary was $250,000 for 2011 and the beginning of 2012.  Effective March 15, 2012, Mr. Horowitz’s salary was increased to $280,000 and it stayed at that same level for 2013.  Mr. Petrucelly became an NEO on May 25, 2012 when he was named Acting Chief Financial Officer, at which time his salary was $185,000.  On August 7, 2012, when Mr. Petrucelly was named Chief Financial Officer, his salary was increased to $225,000 and it stayed at that level for 2013. Mr. Wu’s salary was $250,000 for each of 2011, 2012 and 2013.  Mr. Wu resigned from the Company effective September 13, 2013.

In May, 2013, Messrs. Horowitz, Petrucelly and Wu received grants of options to purchase shares of Company common stock as follows:

Named Executive Officer	Options
Seth Horowitz	90,000
Louis Petrucelly	95,000
Bernard Wu	40,000

The grants to Messrs. Horowitz, Petrucelly and Wu were made to align the interests of the NEOs with stockholders and as a retention incentive to the NEOs.  All options granted vest as to 33% of the award on each of the first two anniversaries of the grant and 34% on the third anniversary of the grant.

In May, 2011, Messrs. Horowitz and Wu each received grants of options to purchase up to 50,000 shares of Company stock.  In March, 2012, Mr. Horowitz received a grant of options to purchase up to 60,000 shares of Company stock.  In June, 2012, Mr. Petrucelly received a grant of options to purchase up to 50,000 shares of Company stock. The grants to Messrs. Horowitz, Petrucelly and Wu were made to align the interests of the NEOs with stockholders and as a retention incentive to the NEOs.    All options granted vest as to 33% of the award on each of the first two anniversaries of the grant and 34% on the third anniversary of the grant.

 In addition to their cash compensation, the Named Executive Officers also receive, from time to time, grants of equity compensation in accordance with the compensation philosophy discussed above.

C.  Grants of Plan-Based Awards For 2013

The following table provides information related to plan-based awards granted to the Company’s Named Executive Officers. The Company currently does not have any plans providing for the grant of stock appreciation rights.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (5)

Gary Quinn	8/5/2013	500,000	(3)	-		$1.04	$520,000
President and Chief
Executive Officer
(Principal Executive Officer)

Louis Petrucelly	5/9/2013	-		95,000	(4)	$1.36	$70,300
Executive Vice President, Chief Financial
Officer and Treasurer
(Principal Financial Officer)

Seth Horowitz	5/9/2013	-		90,000	(4)	$1.36	$66,600
Executive Vice President -
General Counsel and Secretary

James P. McNiel	-	-		-		$-	$-
Former President and Chief
Executive Officer
(Principal Executive Officer) (1)

Bernard Wu	5/9/2013	-		40,000	(4)	$1.36	$29,600
Former Executive Vice President -
Busness Development (2)

(1)	Mr. McNiel resigned from the Company on June 28, 2013.

(2)	Mr. Wu resigned from the Company on September 13, 2013.

(3)
Reflects a restricted stock award granted pursuant to the terms of the Company’s 2006 Incentive Stock Plan. The restricted shares vest 50% and 50% per year on each anniversary of July 23, 2013, the date of Mr. Quinn’s entry into the 2013 Employment Agreement.

(4)	Reflects non-qualified stock options granted pursuant to the terms of the Company’s 2006 Incentive Stock Plan. The awards vests 33%, 33% and 34% per year on each anniversary of the date of grant.

(5)
The dollar amounts in the table represent the total grant date fair value of the awards in accordance with the authoritative guidance issued by the FASB on stock compensation.  The grant date fair value per share for the May 9, 2013 (Option Awards) and the August 5, 2013 (Other Stock Awards) grants were $0.74 and $1.04, respectively.

D.  Outstanding Equity Awards at Fiscal Year End 2013

The following table provides information related to the aggregate outstanding equity awards which were granted to the Company’s Named Executive Officers as of December 31, 2013. The table does not include restricted stock awards to Mr. Horowitz that were forfeited in 2008 because the Company performance criteria were not met.
							Number of		Market
	Number of Securities		Number of Securities				Shares or Units of Stock		Value of Shares or Units of
	Underlying Unexercised		Underlying Unexercised		Option		That Have Not		Stock That Have Not
Name	Options (#)Exerciseable		Options (#)Unexerciseable		Exercise Price	Option Expiration Date	Vested (#)		Vested ($)

Gary Quinn	66,000	(2)	134,000	(2)	$3.62	04/04/22	500,000	(18)	$675,000	(19)
President and Chief Executive	-		25,000	(3)	$1.36	05/09/23	-		-
Officer							-		-
(Principal Executive Officer) (1)

Louis Petrucelly	10,000	(4)	-		$10.84	04/03/17	-		-
Executive Vice President, Chief Financial	10,000	(5)	-		$7.14	03/10/18	-		-
Officer and Treasurer	15,000	(6)	-		$2.63	11/06/18	-		-
(Principal Financial Officer)	15,000	(7)	-		$2.25	03/09/19	-		-
	12,000	(8)	-		$5.12	08/06/19	-		-
	10,000	(9)	-		$3.93	03/11/20	-		-
	15,000	(10)	-		$3.31	12/20/20	-		-
	16,500	(11)	8,500	(11)	$4.12	05/09/21	-		-
	16,500	(12)	33,500	(12)	$2.46	06/05/22	-		-
	-		95,000	(13)	$1.36	05/09/23	-		-

Seth Horowitz	50,000	(14)	-		$2.25	03/09/19	-		-
Executive Vice President -	33,000	(15)	17,000	(15)	$4.12	05/09/21	-		-
General Counsel and Secretary	19,800	(16)	40,200	(16)	$3.05	03/12/22	-		-
	-		90,000	(17)	$1.36	05/09/23

(1)
Mr. Quinn was appointed Interim Chief Executive Officer of the Company on June 28, 2013. On July 23, 2013, the Company appointed Mr. Quinn President and Chief Executive Office of the Company.  From April 8, 2013 to June 28, 2013, Mr. Quinn served as the Company’s Chief Operating Officer.  From April 2012 through April 8, 2013, Mr. Quinn served as the Company’s vice president of sales and marketing for North America.

(2)	Mr. Quinn was awarded 200,000 stock options on April 4, 2012, which vest 33%, 33% and 34% on each anniversary over a three-year period.

(3)	Mr. Quinn was awarded 25,000 stock options on May 9, 2013, which vest 33%, 33% and 34% on each anniversary over a three-year period.

(4)	Award fully vested on April 3, 2010.

(5)	Award fully vested on March 10, 2011.

(6)	Award fully vested on November 6, 2011.

(7)	Award fully vested on March 9, 2012.

(8)	Award fully vested on August 6, 2012.

(9)	Award fully vested on March 11, 2013.

(10)	Award fully vested on December 20, 2013.

(11)	Mr. Petrucelly was awarded 25,000 stock options on May 9, 2011, which vest 33%, 33% and 34% on each anniversary over a three-year period.

(12)	Mr. Petrucelly was awarded 50,000 stock options on June 5, 2012, which vest 33%, 33% and 34% on each anniversary over a three-year period.

(13)	Mr. Petrucelly was awarded 95,000 stock options on May 9, 2013, which vest 33%, 33% and 34% on each anniversary over a three-year period.

(14)	Award fully vested on March 9, 2012.

(15)	Mr. Horowitz was awarded 50,000 stock options on May 9, 2011, which vest 33%, 33% and 34% on each anniversary over a three-year period.

(16)	Mr. Horowitz was awarded 60,000 stock options on March 12, 2012, which vest 33%, 33% and 34% on each anniversary over a three-year period.

(17)	Mr. Horowitz was awarded 90,000 stock options on May 9, 2013, which vest 33%, 33% and 34% on each anniversary over a three-year period.

(18)
Mr. Quinn was awarded 500,000 shares of restricted stock on August 5, 2013, which vest 50% and 50% on each anniversary of July 23, 2013, the date of Mr. Quinn’s entry into the 2013 Employment Agreement.

(19)	The Closing Price of the Company’s stock price on December 31, 2013 was $1.35 per share.

E.  Option Exercises and Stock Vested for 2012

The following table provides information related to options exercised by the Company’s Named Executive Officers and the vesting of restricted stock for the Company’s Named Executive Officers during the year ended December 31, 2013.

Stock Awards

Number of Shares
	Acquired on	Value Realized
Name	Vesting (#)	on Vesting ($)

Gary Quinn	-	$-
President and Chief Executive Officer
(Principal Executive Officer) (1)

Louis Petrucelly	2,550	$2,588	(4)
Executive Vice President, Chief Financial Officer and Treasurer
(Principal Financial Officer)

Seth Horowitz	-	$-
Executive Vice President - General Counsel and Secretary

James P. McNiel	45,000	$112,050	(5)
Former President and Chief Officer
(Principal Executive Officer) (2)

Bernard Wu	-	$-
Former Executive Vice President - Busness Development (3)

(1)
Mr. Quinn was appointed Interim Chief Executive Officer of the Company on June 28, 2013. On July 23, 2013, the Company appointed Mr. Quinn President and Chief Executive Office of the Company.  From April 8, 2013 to June 28, 2013, Mr. Quinn served as the Company’s Chief Operating Officer.  From April 2012 through April 8, 2013, Mr. Quinn served as the Company’s vice president of sales and marketing for North America.

(2)	Mr. McNiel resigned from the Company on June 28, 2013.

(3)	Mr. Wu resigned from the Company on September 13, 2013.

(4)
Reflects vesting of 2,550 shares of restricted stock (34% of the total 7,500 shares) awarded to Mr. Petrucelly on August 5, 2010. The average market price of the Company’s stock at the vesting date was $1.02 per share.

(5)
Reflects vesting of 45,000 shares of restricted stock (50% of the total 90,000 shares) awarded to Mr. McNiel on January 11, 2011. The average market price of the Company’s stock at the vesting date was $2.49 per share.

F.  Potential Payments Upon Severance or Change in Control

Severance Agreements

The 2013 Employment Agreement with Mr. Quinn provides for certain payments upon severance or a change in control.

If Mr. Quinn’s employment is terminated by the Company without Cause (as defined in the 2013 Employment Agreement), or by Mr. Quinn for Good Reason (as defined in the 2013 Employment Agreement), Mr. Quinn is entitled to the following:

(i)
his fully earned but unpaid base salary, when due, through the termination date at the rate then in effect, plus all other amounts which Mr. Quinn earned and accrued under any compensation plan of the Company at the time of termination;

(ii)
a lump sum cash payment equal to the unearned portion of  Mr. Quinn’s annual Base Salary from the Termination Date to the last day of the Term, up to a maximum of $400,000, payable within fifteen (15) days following the Termination Date;

(iii)	a pro rata portion of any Bonus earned and payable; and

(iv)	the right to COBRA benefits, at Employee’s cost.

If the 2013 Employment Agreement expires and the parties do not enter into a subsequent agreement extending Mr. Quinn’s employment as President and Chief Executive Officer, Mr. Quinn is entitled to the following:

(i)
his fully earned but unpaid Base Salary, when due, through the Termination Date at the rate then in effect, plus all other amounts which Mr. Quinn earned and accrued under any compensation plan of the Company at the time of termination; and

(ii)	the right to COBRA benefits, at Mr. Quinn’s cost.

If Mr. Quinn's employment is terminated as a result of death, the Company will provide Mr. Quinn’s estate his fully earned but unpaid Base Salary, when due, through the Termination Date at the rate then in effect, plus all other amounts which Mr. Quinn earned and accrued under any compensation plan of the Company at the Termination Date.

Under the 2013 Employment Agreement, if a change of control occurs (as defined in that agreement), any unvested shares of restricted stock granted under the 2013 Employment Agreement will vest.

 Change in Control Agreements

The Company’s 2005 Plan provides for payments to certain officers and employees of the Company, including all of the Named Executive Officers, in the event that there is a change in control of the Company and the individual’s employment is terminated within twenty-four months of the change in control. These agreements were entered into to ensure the continued service of the Named Executive Officers in the event of a change in control.

For purposes of the 2005 Plan, a “Change in Control” is deemed to have occurred if:

•	more than fifty percent of the Company’s voting securities, or the power to vote more than fifty percent of the Company’s voting securities, is acquired;

•	the members of the Company’s board of directors cease to be a majority of the board of directors following a merger;

•	a merger, consolidation or reorganization (a) with or into the Company, or (b) in which securities of the Company are issued;

•	a complete liquidation or dissolution of the Company; or

•	the sale or other disposition of all or substantially all of the assets of the Company.

In the event a Change in Control occurs, and a Named Executive Officer is terminated, or the Named Executive Officer ends his employment for Good Reason, within two years of the Change in Control, the Named Executive Officer is entitled to certain severance benefits (“Severance Benefits”). The Named Executive Officer is not entitled to severance benefits if the Named Executive Officer is terminated: (a) for cause; (b) by reason of permanent disability; (c) voluntarily by the Named Executive Officer other than for certain defined reasons; or (d) by death.  “Good Reason” for leaving employment includes: (i) a diminution in the NEO’s title, offices or responsibilities; (ii) a reduction in base salary; (iii) a material increase in commuting distance or business travel requirements; (iv) a diminution in compensation or benefits; (v) a breach of the 2005 Plan; or (vi) a purported termination for cause which does not comply with the terms of the 2005 Plan.

The Severance Benefits to which each of the Named Executive Officers would be entitled are:

a.	a payment equal to three times the Named Executive Officer’s base salary, on an annualized basis, at the time of the Change in Control or, if greater, at any time after the Change in Control;

b.	a payment equal to three times the highest annual bonus paid or payable to the Named Executive Officer during the three years preceding the Change in Control;

c.
the continuation for three years for the Named Executive Officer and his dependents and beneficiaries of basic life insurance, flexible spending account, medical and dental benefits which were being provided immediately prior to the Change in Control (or, if greater, at any time thereafter); and

d1.	replacement of all stock options granted by the Company, whether or not vested, with an equal number of fully vested options to purchase shares of the Company’s common stock; or

d2.
if the Company’s board of directors approves at the time, the surrender of all options, whether vested or not, in return for a cash payment equal to the difference between the full exercise price of each option surrendered and the greater of: (1) the average price per share paid in connection with the acquisition of control of the Company; (2) the price per share paid in connection with any tender offer leading to control of the Company; and (3) the mean between the high and the low selling price of Company common stock on the relevant market on the date on which the Named Executive Officer became entitled to receive Severance Benefits.

In addition, each of the Named Executive Officers is entitled to: (1) at the time any such tax is due, a lump sum payment equal to the amount of any income tax payable by the Named Executive Officer and attributable to the benefits set forth in (c); and (2) in the event that any of the Severance Benefits is subject to an excise tax, a payment in an amount grossed up so that the net payment, after taxes, is equal to the excise tax.

The following table sets forth the value of the severance benefits each Named Executive Officer would be entitled to receive under the 2005 Plan assuming that a Change in Control and the entitlement to receive Severance Benefits occurred on December 31, 2013:

Severance Benefit Component	Gary Quinn		Louis Petrucelly	Seth Horowitz

3 x Base Salary	$1,200,000		$675,000	$840,000

3 x Bonus	$-		$93,396	$116,226

3 x Value of Benefits (1), (2)	$51,507		$50,214	$50,619

Benefits Income Tax Gross-Up (2), (3)	$48,236		$47,026	$47,405

Excise Tax Gross-Up (2), (4)	$674,411		$444,588	$471,170

Equity Awards - Vested and Unvested Accelerated	$675,000	(5)	$-	$-

Total	$2,649,154		$1,310,224	$1,525,420

(1) Benefits include medical benefits, dental benefits, long-term disability and group-term life insurance.

(2) Assumes that the Named Executive Officer receives three full years of benefits.

(3) Assumes (i) an effective federal income tax rate of 40.79% and (ii) an effective 8.82% New York state tax rate.

(4) The payments to Messrs. Quinn, Petrucelly and Horowitz would be subject to excise tax under Internal Revenue Code 4999 (“IRC 4999”). As of December 31, 2013, the 2005 Plan provided that if any participant is subject to excise tax under IRC 4999, the participant would be entitled to receive an additional payment (“Gross-Up Payment”) such that the net amount retained by the participant from the Gross-Up Payment, after reduction for any federal, state and local income taxes, employment taxes and the excise tax on the Gross-Up Payment (and any interest, penalties or additions to tax payable by the participant with respect thereto), is equal to the excise tax imposed on his or her payments. The 2015 Plan was amended on April 1, 2014, and, effective April 1, 2014, if payments under the 2005 Plan would result in an excise tax, the payment will either be reduced such that no tax is due, or the payments will be made in full and the participant will be solely responsible for any taxes.

 (5) The 2013 Employment Agreement provides for the vesting of all unvested shares of restricted stock upon a change of control.  As of December 31, 2013, none of the 500,000 shares of restricted stock had vested.  The value reflects the number of shares that would vest on a change of control multiplied by $1.35, the closing price for the Company’s common stock on the Nasdaq Global Market on December 31, 2013.

As set forth above in the Compensation Discussion and Analysis, on April 1, 2014, certain changes were made to the 2005 Plan which could impact the amount of severance that would be received by each Named Executive Officer upon a change of control.

Report on Repricing of Options.  None of the stock options granted under any of the Company’s plans was repriced in the fiscal year ended December 31, 2013.

Compensation Committee Interlock and Insider Participation. Messrs. Martin M. Hale, Jr., Alan W. Kaufman, Irwin Lieber and Eli Oxenhorn served as members of the Compensation Committee of the Board of Directors during all or parts of the fiscal year ended December 31, 2013. Except as disclosed under “Certain Relationships and Related Transactions – Related Party Transactions Reviewed During 2013”, there were no relationships that require disclosure under Item 407(e)(4) of Regulation S-K.

Equity Compensation Plan Information

The Company currently does not have any equity compensation plans not approved by security holders.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	8,150,032	$3.85	4,541,329

(1)	As of December 31, 2013

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Board of Directors has recognized that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof).  The Board therefore adopted a policy to be followed in connection with all related party transactions involving the Company.

A.           Identification of Related Transactions

Under the policy, any “Related Party Transaction” shall be consummated or shall continue only if:

1.
the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or

2.	the transaction is approved by the disinterested members of the Board of Directors; or

3.	the transaction involves compensation approved by the Company’s Compensation and Management Development Committee.

For purposes of the policy, a "Related Party" is:

1.	a senior officer (which includes at a minimum each executive officer) or director of the Company; or

2.	a shareholder owning in excess of five percent of the Company (or its controlled affiliates); or

3.	a person who is an immediate family member of a senior officer or director; or

4.	an entity which is owned or controlled by someone listed in 1, 2 or 3 above, or an entity in which someone listed in 1, 2 or 3 above has a substantial ownership interest or control of such entity.

For purposes of the policy, a "Related Party Transaction" is a transaction between the Company and any Related Party (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934), other than:

1.	transactions available to all employees generally

2.	transactions involving less than $5,000 when aggregated with all similar transactions.

B.           Audit Committee Approval

The Board of Directors determined that the Audit Committee of the Board is best suited to review and approve Related Party Transactions. Accordingly, at each calendar year’s first regularly scheduled Audit Committee meeting, management recommends Related Party Transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable. After review, the Committee approves or disapproves such transactions and at each subsequently scheduled meeting, management updates the Committee as to any material change to those proposed transactions.

In the event management recommends any further Related Party Transactions subsequent to the first calendar year meeting, such transactions may be presented to the Committee for approval or preliminarily entered into by management subject to ratification by the Committee; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction.

C.           Corporate Opportunity

The Board recognizes that situations may exist where a significant opportunity may be presented to management or a member of the Board of Directors that may equally be available to the Company, either directly or via referral. Before such opportunity may be consummated by a Related Party (other than an otherwise unaffiliated 5% shareholder), such opportunity shall be presented to the Board of Directors of the Company for consideration.

D.           Disclosure

All Related Party Transactions are to be disclosed in the Company’s applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. Furthermore, all Related Party Transactions shall be disclosed to the Audit Committee of the Board and any material Related Party Transaction shall be disclosed to the full Board of Directors.

E.           Other Agreements

Management assures that all Related Party Transactions are approved in accordance with any requirements of the Company’s financing agreements.

Related Party Transactions Reviewed During 2013

Seth Oxenhorn, the son of Eli Oxenhorn, the Chairman of our Board of Directors, is a Director of Business Development for the Company. This is a non-executive role and Seth Oxenhorn is not an executive officer of the Company. During 2013, Seth Oxenhorn received total compensation of $310,775, of which $150,000 was salary, $160,775 was commissions. All of such compensation earned by Seth Oxenhorn is in accordance with the Company’s compensation plan for all personnel in similar positions.

Martin M. Hale, Jr., one of our Directors, is a general partner of HCP-FVA, the holder of all of the Company’s Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock was purchased by Hale Capital Partners, LP, of which Mr. Hale is a general partner, pursuant to a September 16, 2013 stock purchase agreement with the Company (the “Stock Purchase Agreement”) at a time when Mr. Hale was not a Director of the Company.  Hale Capital Partners, LP, subsequently assigned all of its rights in the Series A Convertible Preferred Stock to HCP-FVA.  Under the terms of the Stock Purchase Agreement, the holders of the Series A Convertible Preferred Stock are entitled, as a group, to nominate and to elect up to two Directors.  HCP-FVA nominated and elected Mr. Hale in September, 2013.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

The Company has designed its executive compensation programs to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. We believe that our compensation programs are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders. See the discussion of the compensation of our executive officers in the section entitled Compensation Discussion and Analysis beginning on page 17.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation disclosed in the Compensation Discussion & Analysis, compensation tables and narrative discussion of this proxy statement. The Say-on-Pay vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and related philosophy, policies and practices.

Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve the compensation of the Company's named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative discussion in the Proxy Statement.”

This Say-on-Pay vote is advisory, and therefore is not binding on the Company, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board value the opinions of our stockholders and will consider the outcome of the Say-on-Pay vote when making future compensation decisions.

Vote Required

The approval of the non-binding resolution requires the affirmative vote of a majority of the total votes cast on the proposal at the Annual Meeting, either in person or by proxy.  Abstentions and broker “non-votes” will have no effect with respect to the approval of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION PROGRAM FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION & ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION OF THIS PROXY STATEMENT.

PROPOSAL NO. 3

APPROVAL OF POTENTIAL ISSUANCE OF MORE THAN 19.99 % OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK

Background and Overview

On September 16, 2013, the Company entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Hale Capital Partners, LP (“Hale Capital”), pursuant to which the Company sold 900,000 shares of the Company’s newly created Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), to Hale Capital at a price of $10.00 per share, for an aggregate purchase consideration of $9.0 million. The terms, rights, obligations and preferences of the Preferred Stock are set forth in a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company (the “Certificate of Designations”), which has been filed with the Secretary of State of the State of Delaware.

Under the Certificate of Designations, each share of Preferred Stock can be converted into shares of the Company’s common stock, at an initial conversion price equal to $1.02488 per share, subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction, (i) at any time at the option of the holder or (ii) by the Company if, following the first anniversary of the issuance of the Preferred Stock (subject to extension under certain circumstances), the volume weighted average trading price per share of the Company’s common stock for sixty (60) consecutive trading days exceeds 250% of the conversion price and continues to exceed 225% of the conversion price through the conversion date, subject at all times to the satisfaction of, and the limitations imposed by, the equity conditions set forth in the Certificate of Designations (including, without limitation, the volume limitations set forth therein). Holders of the Preferred Stock are also entitled to receive quarterly dividends at the Prime Rate (Wall Street Journal Eastern Edition) plus 5% (up to a maximum amount of 10%), payable in cash, provided, that if the Company will not have at least $1.0 million in positive cash flow for any calendar quarter after giving effect to the payment of such dividends, the Company can pay such dividends in a combination of cash and the remainder can be accrued or paid in common stock to the extent certain equity conditions are satisfied. A holder’s right to convert its shares of Preferred Stock and receive dividends in the form of common stock is subject to certain limitations including, among other things, that the shares of common stock issuable upon conversion or as dividends will not, prior to receipt of stockholder approval, result in any holder beneficially owning greater than 19.99% of the Company’s currently outstanding shares of common stock.

Pursuant to the terms of the Purchase Agreement, the Company has agreed to use its commercially reasonable best efforts, as soon as practicable, but in any event no later than May 31, 2014, to obtain stockholder approval of the issuance of any shares of common stock issuable upon conversion of the Preferred Stock or upon receipt of dividends in the form of common stock, including approving (i) the issuance of more than 19.99% of the shares of common stock outstanding on the date of the Purchase Agreement at a price that may be less than the greater of book or market value and (ii) any potential change of control of the Company which may occur as a result of the transactions contemplated by the Purchase Agreement and Certificate of Designations (the “Stockholder Approval”).  If, despite the Company’s commercially reasonable best efforts, the Stockholder Approval is not obtained at the Annual Meeting, the Company has agreed to call a special meeting of its stockholders as soon as reasonably practicable but in no event later than ninety (90) days following the Annual Meeting to seek Stockholder Approval until the date Stockholder Approval is obtained.

In addition, pursuant to the Purchase Agreement, the Company agreed to file a registration statement with the SEC, covering such shares of common stock issuable upon conversion of the Preferred Stock and as dividends.  The Company filed such registration statement on Form S-3 with the SEC on November 7, 2013 and it was declared effective on December 2, 2013.

The terms of the Purchase Agreement and Certificate of Designations are complex and only briefly summarized above. For further information, please refer to the descriptions contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 17, 2013, and the transaction documents filed as exhibits to such report. The discussion herein is qualified in its entirety by reference to such filed transaction documents.

Why the Company Needs Stockholder Approval

We are seeking stockholder approval in order to comply with NASDAQ Listing Rule 5635(b) and (d) and to satisfy our obligations under the Purchase Agreement, as described above.

Under NASDAQ Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the Company.  NASDAQ may deem a “change of control” to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position of the issuer.  As discussed above, holders of the Preferred Stock may receive 20% or more of our outstanding common stock upon conversion of its shares of Preferred Stock and through the receipt of dividends in the form of common stock.

Under NASDAQ Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. As a result of the initial conversion price of the Preferred Stock being lower than the market price of our common stock, as described above, our entering into the Purchase Agreement may result in issuances or potential issuances of 20% or more of our outstanding common stock at a price that is less than the greater of book or market value.

Effect of Proposal on Current Stockholders

If this Proposal No. 3 is adopted, based on the initial conversion price of the Preferred Stock (and provided the Company has sufficient authorized shares of common stock to allow for such conversion or exercise), up to a maximum of 13,172,276 shares of common stock would be issuable upon conversion of the Preferred Stock and payment of dividends. To date, none of the dividends paid on the Preferred Stock have been paid in common stock.  Based on the number of shares of common stock outstanding as of April 4, 2014, such shares would represent 27.4% of our total outstanding shares (giving effect to such issuance). The issuance of such shares may result in a change of control of the Company, would result in significant dilution to our stockholders, and would afford our stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company. The sale or any resale of the common stock issued upon conversion of the Preferred Stock or as dividends could cause the market price of our common stock to decline.

Interests of Directors in the Matters Being Voted Upon

Pursuant to the terms of the Purchase Agreement, for so long as at least 15% of the Preferred Stock remains outstanding, the Company’s board of directors (the “Board”) must consist of eight directors and the holders of the Preferred Stock have the exclusive right, voting separately as a class, to elect two (2) directors to the Board, for so long as at least eighty-five percent (85%) of the Preferred Stock purchased under the Purchase Agreement remains outstanding, which shall be reduced to one (1) director at such time as less than eighty-five percent (85%) but greater than fifteen percent (15%) of the Preferred Stock purchased under the Purchase Agreement remains outstanding.   Martin Hale Jr., Chief Executive Officer of Hale Capital Management, LLC, was elected to the Board to be the initial Preferred Stock director to serve for a term ending in 2016.

Vote Required

The approval of the potential issuance of more than 19.99% of the Company’s issued and outstanding common stock upon conversion of the Preferred Stock or as payment of dividends or in connection with a change of control of the Company, requires the affirmative vote of a majority of the total votes cast on the proposal at the Annual Meeting, either in person or by proxy. In connection with the Purchase Agreement, each of the Company’s officers and directors and the spouse of one of the directors, entered into a voting agreement with the Company pursuant to which they each agreed to vote their shares of common stock at the Company’s 2014 annual meeting of stockholders in favor of this proposal.  Abstentions and broker “non-votes” will have no effect with respect to the approval of this proposal.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE POTENTIAL ISSUANCE OF MORE THAN 19.99% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 4

The accounting firm of KPMG LLP has been selected as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2014. Although the selection of accountants does not require ratification, the Audit Committee of the Board of Directors has directed that the appointment of KPMG LLP be submitted to stockholders for ratification due to the significance of their appointment by the Company. If stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will consider the appointment of another independent registered public accounting firm. A representative of KPMG LLP, which served as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2013, is expected to be present at the Meeting and, if he so desires, will have the opportunity to make a statement, and in any event will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Fees for services rendered by KPMG LLP for the years 2013 and 2012 are as follows:

Audit Fees: Fees billed for professional services rendered by KPMG LLP for the audits of the Company's consolidated financial statements as of and for the fiscal years ended December 31, 2013 and 2012, and the reviews of the interim condensed consolidated financial statements included in the Company's Form 10-Qs during such fiscal years. These fees also include (i) statutory audits of certain Company subsidiaries, and (ii) audits of internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002. The 2012 audit fees include $185,838 for additional audit fees related to 2012, but billed and paid during 2013.

Audit Relate Fees: Fees billed for professional services rendered by KPMG LLP for (i) agreed-upon procedures relating to the XBRL-tagged data of the Company's Quarterly Reports on Form 10-Q and Annual Report on Form 10-K in 2013 and 2012 and (ii) registration statements on Form S-8 and S-3 in 2013.  The 2012 audit related fees include $34,500 for additional XBRL fees related to 2012, but billed and paid during 2013.

Tax Fees:  Fees billed for tax-related services rendered by KPMG LLP to the Company.

All Other Fees: Fees billed for on-line resource tools provided by KPMG LLP for the years 2013 and 2012.

The approximate fees for each category were as follows:

	Years Ended December 31,
Description	2013	2012
Audit Fees	$764,527	$831,831
Audit Related Fees	$123,000	$113,000
Tax Fees	$3,360	$3,391
All Other Fees	$1,792	$1,792

The Audit Committee has considered whether the provision by KPMG LLP of the services covered by the fees other than the audit fees is compatible with maintaining KPMG LLP’s independence and believes that it is compatible.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit Committee Pre-Approval Procedures. The Audit Committee has adopted the following guidelines regarding the engagement of the Company’s independent registered public accounting firm to perform services for the Company:

      For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm will provide the Audit Committee with an engagement letter during the first quarter of each year outlining the scope of the audit services proposed to be performed during the fiscal year. If agreed to by the Audit Committee, this engagement letter will be formally accepted by the Audit Committee at a meeting of the Audit Committee.

      The independent registered public accounting firm will submit to the Audit Committee for approval an audit services fee proposal after acceptance of the engagement letter.

      For non-audit services, Company management will submit to the Audit Committee for approval (during the second quarter of each fiscal year) the list of non-audit services that it recommends the Audit Committee engage the independent registered public accounting firm to provide for the fiscal year. Company management and the independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Audit Committee will approve both the list of permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process.

      To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Audit Committee at the next Audit Committee meeting.

      The independent registered public accounting firm must ensure that all audit and non-audit services provided to the Company have been approved by the Audit Committee. The Company Controller will be responsible for tracking all independent registered public accounting firm fees against the budget for such services and report at least annually to the Audit Committee.

Audit Committee Report

The Board of Directors appoints an Audit Committee each year to review the Company’s financial matters. Please see the Audit Committee discussion in the Board of Directors section, above, for a discussion of the Audit Committee.

  The Audit Committee meets with KPMG LLP (the Company’s independent registered public accounting firm) and reviews the scope of their audit, report and recommendations. The Audit Committee members reviewed and discussed the audited consolidated financial statements as of and for the fiscal year ended December 31, 2013 with management. The Audit Committee also discussed all matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, with KPMG LLP. The Audit Committee received the written disclosures and the letter from KPMG LLP as required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, as currently in effect, and has discussed the independence of KPMG LLP with representatives of such firm.

Based on their review and the discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, to be filed with the SEC.

Audit Committee
Steven Fischer (Chair)
Irwin Lieber
Barry Rubenstein

SOLICITATION STATEMENT

The Company will bear all expenses in connection with the solicitation of proxies. In addition to the use of the mail, solicitations may be made by the Company’s regular employees, by telephone, telegraph or personal contact, without additional compensation. The Company will, upon their request, reimburse brokerage houses and persons holding shares of Common Stock in the names of the Company’s nominees for their reasonable expenses in sending solicited material to their principals.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the proxy materials to be distributed in connection with the next annual meeting of stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than December 15, 2014.

On May 21, 1998 the SEC adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs the Company’s use of its discretionary proxy voting authority with respect to a stockholder proposal, which is not addressed in the Company’s proxy statement. The amendment provides that if the Company does not receive notice of the proposal at least 45 days prior to the first anniversary of the date of mailing of the prior year’s proxy statement, then the Company will be permitted to use its discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement.

With respect to the Company’s 2015 Annual Meeting of Stockholders, if the Company is not provided notice of a stockholder proposal, which has not been timely submitted, for inclusion in the Company’s proxy statement by March 31, 2015, the Company will be permitted to use its discretionary voting authority as outlined above.

OTHER MATTERS

So far as now known, there is no business other than that described above to be presented for action by the stockholders at the Annual Meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the Annual Meeting or any adjournment thereof, in accordance with the discretion of the persons named therein.

ANNUAL REPORT

The Company has sent, or is concurrently sending, to all of its stockholders of record as of April 4, 2014 information on how those stockholders may access a copy of the Company’s Annual Report for the fiscal year ended December 31, 2013. Such report contains the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2013.

By Order of the Board of Directors,

Seth R. Horowitz Secretary

Dated:        Melville, New York
April 14, 2014

The Company will furnish a free copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (without exhibits) to all of its stockholders of record as of April 4, 2014 who will make a written request to Mr. Louis J. Petrucelly, Chief Financial Officer, FalconStor Software, Inc., 2 Huntington Quadrangle, Suite 2S01, Melville, New York 11747.